     As filed with The Securities and Exchange Commission on October 29, 1998

                                                         Registration No. 333-90


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------


                                 Post-Effective

                                 Amendment No. 5
                                       to
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   -----------

                       MILLENNIUM SPORTS MANAGEMENT, INC.

        (Exact name of small business issuer as specified in its charter)
         New Jersey                        7900                 22-3127024
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
     of incorporation)         Classification Code Number)   Identification No.)
                                  Ross' Corner
                      U.S. Highway 206 and County Route 565
                                  P.O. Box 117
                         Augusta, New Jersey 07822-0117

                                 (973) 383-7644

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 BARRY M. LEVINE
                      President and Chief Executive Officer
                       Millennium Sports Management, Inc.
                                  Ross' Corner
                      U.S. Highway 206 and County Route 565
                                  P.O. Box 117
                         Augusta, New Jersey 07822-0117
                                 (973) 383-7644
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -------------------


                                   Copy to:
                             SHAHE SINANIAN, ESQ.
                              Greenberg Traurig
                                200 Park Avenue
                           New York, New York 10166
                                (212) 801-9200


                               -------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.     |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering.     |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

     Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable by reason of stock splits, stock dividends, and similar adjustments as set forth in the provisions of the Class D Warrants and Class A Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429, this Registration Statement includes a combined prospectus relating to the Registrant's prior registration statements, Registration No. 33-62252 declared effective by the Commission on September 24, 1993, and Registration No. 33-79930 declared effective by the Commission on September 26, 1994.

DEREGISTRATION OF UNSOLD SECURITIES

     The Registrant hereby requests the deregistration of 8,188,000 Class D Warrants and 8,188,000 shares of common stock underlying such Class D Warrants, which have not been sold.

                         SKYLANDS PARK MANAGEMENT, INC.
              Cross-Reference Sheet Showing Location in Prospectus,
             Filed as Part of Registration Statement, of Information
                              Required by Form SB-2

Item Number in
Form SB-2        Item Caption in Form SB-2                      Location in Prospectus
---------        -------------------------                      ----------------------
1                Front of Registration  Statement and           Front Cover Page
                 Outside Front Cover of Prospectus

2                Inside Front and Outside Back Cover            Inside Front Cover Page; Back Cover Page
                 Pages of Prospectus

3                Summary Information and Risk Factors           Prospectus Summary; Risk Factors

4                Use of Proceeds                                Use of Proceeds

5                Determination of Offering Price                Front Cover Page; Risk Factors

6                Dilution                                       Dilution

7                Selling Security Holders                       Selling Security Holders


8                Plan of Distribution                           Not Applicable


9                Legal Proceedings                              Risk Factors; Business

10               Directors, Executive Officers,                 Management; Principal Shareholders;
                 Promoters and Control Persons                  Certain Transactions

11               Security   Ownership  of  Certain              Management; Principal Shareholders
                 Beneficial  Owners  and Management

12               Description of Securities                      Dividend Policy; Description of Securities

13               Interest of Named Experts and Counsel          Not Applicable

14               Disclosure of Commission Position on           Description of Securities; Part II of
                 Indemnification for Securities Act             Registration Statement

                 Liabilities

15               Organization Within Last Five Years            Certain Transactions

16               Description of Business                        Front Cover Page; Prospectus Summary; The Company;
                                                                Use of Proceeds; Dividend Policy; Capitalization;
                                                                Selected Financial Data; Plan of Operations and
                                                                Management's Discussion and Analysis of Financial
                                                                Condition and Results of Operations; Business;
                                                                Management; Principal Shareholders; Certain
                                                                Transactions; Description of Securities; Index to
                                                                Financial Statements

17               Management's Discussion and Analysis           The Company; Plan of Operations and Management's
                 or Plan of Operation                           Discussion and Analysis of Financial Condition and
                                                                Results of Operations; Business

18               Description of Property                        Business

19               Certain Relationships and Related              Certain Transactions
                 Transactions


20               Market for Common Equity and Related           Front Cover Page; Dividend Policy;  Market Price of
                 Matters                                        Common Stock; Description of Securities


21               Executive Compensation                         Management

22               Financial Statements                           Index to Financial Statements

23               Changes In and Disagreements With              Experts
                 Accountants on Accounting and
                 Financial Disclosure

24               Indemnification of Officers and                Description of Securities; Part II of Registration
                 Directors                                      Statement

Prospectus


                       MILLENNIUM SPORTS MANAGEMENT, INC.

                        1,012,000 Shares of Common Stock
  Issuable Upon Exercise of Outstanding Class D Common Stock Purchase Warrants

                        2,585,954 Shares of Common Stock
  Issuable Upon Exercise of Outstanding Class A Common Stock Purchase Warrants



                                  -------------


     This Prospectus relates to the issuance by Millennium Sports Management, Inc., a New Jersey corporation (the "Company"), of up to 1,012,000 shares of common stock of the Company ("Common Stock") issuable upon the exercise of 1,012,000 currently outstanding Class D Common Stock Purchase Warrants of the Company (the "Class D Warrants"). Each Class D Warrant entitles the holder thereof to purchase one share of Common Stock at a purchase price, subject to adjustment, of $.50 (plus, to the extent not theretofore paid, the $.10 purchase price for such Class D Warrant) at any time until March 31, 2003. The Class D Warrants are not redeemable by the Company. See "Description of Securities - Class D Warrants."

     This Prospectus also relates to the issuance of up to 2,585,954 shares of Common Stock upon the exercise of 923,555 currently outstanding redeemable Common Stock Purchase Warrants of the Company (the "Class A Warrants"). Each Class A Warrant entitles the holder thereof to purchase 2.8 shares of Common Stock at a total purchase price, subject to adjustment, of $2.80 at any time until the extended expiration date of December 31, 1998, and is redeemable by the Company at any time at a redemption price of $.10 per Class A Warrant upon 30 days' prior written notice, provided that the closing bid price of the Common Stock equals or exceeds $32.70 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. The exercise price and number of shares purchasable upon exercise of each Class A Warrant are subject to adjustment under certain circumstances. In connection with any exercise of Class A Warrants, the shares issuable to each exercising holder in respect of its Class A Warrants then being exercised will be aggregated, and any fractional share interest will be eliminated. See "Description of Securities - Class A Warrants."


     As used in this Prospectus, the Class D Warrants and Class A Warrants are sometimes collectively referred to as the "Warrants."

     The Common Stock and the Class A Warrants are currently listed separately on the SmallCap Market of the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) under the symbols "MSPT" and "MSPTW," respectively. On October 23, 1998, the closing bid quotations for the Common Stock and the Class A Warrants were $0.3125 per share and $0.1875 per Class A Warrant. See "Market Price of Common Stock" and "Description of Securities." The Company does not intend to list the Class D Warrants on NASDAQ or with any securities exchange, which will have the effect of limiting any trading opportunities in the Class D Warrants. See "Risk Factors - No NASDAQ Listing of Class D Warrants."

     The exercise of the Warrants may be prohibited in certain states. See "Risk Factors - Current Prospectus and State Registration Required to Exercise Warrants." Although the Warrants were initially sold in jurisdictions in which such Warrants and the underlying shares of Common Stock were qualified for sale, purchasers who reside in or may move to jurisdictions in which those Warrants or underlying Common Stock are not registered for sale or otherwise qualified, may have purchased such Warrants in the aftermarket during the period when such Warrants are exercisable. In this event, the Company would be unable to issue the underlying Common Stock to such persons desiring to exercise their Warrants unless and until such Common Stock could be qualified for sale in the jurisdictions in which such purchasers reside, or unless an exemption to such qualification exists in such jurisdiction.

     The initial offering price, exercise price and other terms of the Class D Warrants were determined by the Company based on its capital requirements at the time of the initial offer of the Class D Warrants (taking into consideration required payments to the Company's creditors and working capital needs, and setting the exercise price at a discount to the then-market price of the Common Stock in order to foster the sale and exercise of the Class D Warrants), and are not necessarily related to the Company's asset value, net worth or any other established criteria of value. The exercise price and other terms of the Class A Warrants were originally determined by negotiation between the Company and A.S Goldmen & Co., Inc. ("Goldmen"), which acted as underwriter of the Common Stock and Class A Warrants sold in the Company's initial public offering consummated in 1993. The exercise price of the Class A Warrants has previously been voluntarily reduced by the Company. As adjusted, such exercise price and such terms were not and are not necessarily related to the Company's asset value, net worth or any other established criteria of value. See "Risk Factors" beginning on page 9 and "Plan of Distribution."

     Although the Company is currently operating as a going concern, the Company had accumulated losses of approximately $4,993,000 through December 31, 1997, and has incurred and expects substantial further losses in 1998.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     CERTAIN BROKER-DEALERS ARE THE PRINCIPAL MARKETMAKERS FOR THE COMPANY'S SECURITIES. UNDER THESE CIRCUMSTANCES, THE BID AND ASK PRICES FOR THE COMPANY'S SECURITIES MAY BE SIGNIFICANTLY INFLUENCED BY DECISIONS OF THE MARKETMAKERS TO BUY OR SELL THESE SECURITIES FOR THEIR OWN ACCOUNT. ADDITIONALLY, NO ASSURANCE CAN BE GIVEN THAT ANY MARKETMAKING ACTIVITIES OF THE MARKETMAKERS WILL BE CONTINUED AT ANY TIME.

                 The date of this Prospectus is __________, 1998

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement, and reference is made to such exhibits to the Registration Statement for the complete text thereof. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as part thereof, which may be inspected at the office of the Commission without charge, or copies thereof may be obtained therefrom upon payment of a fee prescribed by the Commission. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and although the material terms of such contracts and documents are described in this Prospectus, in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


     Reports filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Copies of such materials, and of the Registration Statement, may also be obtained on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

     The Company furnishes its shareholders with annual reports containing audited financial statements, and makes available its quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information, in accordance with the Company's status as a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Shareholders may obtain the most recent such reports by making written request therefor to the Company's shareholder relations officer at the Company's principal executive offices located at Ross' Corner, U.S. Highway 206 and County Route 565, P.O. Box 117, Augusta, New Jersey 07822-0117. Similarly, the Company will provide, upon request and without charge, to each person who receives this Prospectus, a copy of any of the information incorporated by reference in this Prospectus; and requests therefor should be directed to the Company's shareholder relations officer at the Company's principal executive offices located at Ross' Corner, U.S. Highway 206 and County Route 565, P.O. Box 117, Augusta, New Jersey 07822-0117, telephone (973) 383-7644.

     This Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business and business plan of the Company. These forward-looking statements involve certain risks and uncertainties. No assurance can be given that any such matters will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (i) competitive conditions in the industries in which the Company operates; and (ii) general economic conditions that are less favorable than expected. Further information on other factors which could affect the financial results of the Company and such forward-looking statements is included in the section herein entitled "Risk Factors."

                               PROSPECTUS SUMMARY


     The following summary is qualified by, and must be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. As used in this Prospectus, the term "Company" means Millennium Sports Management, Inc., a New Jersey corporation formerly known as Skylands Park Management, Inc. Unless otherwise indicated, all share and per share information in this Prospectus gives effect to a 1-for-10 reverse stock split of the Common Stock effected in November 1996. Unless otherwise indicated, such share and per share information does not give effect to (i) 11,071 shares of Common Stock reserved for issuance pursuant to the Company's 1993 Stock Option Plan, or (ii) 844,772 shares of Common Stock reserved for issuance as of October 5, 1998 pursuant to the Company's 1996 Stock Award Plan.

The Company

     Millennium Sports Management, Inc., formerly known as Skylands Park Management, Inc. (the "Company"), was incorporated in the State of New Jersey in August 1991. The Company has developed a regional sports entertainment and recreation center in Sussex County, New Jersey, known as the Skylands Park Sports and Recreation Center (the "Complex"). Sussex County is located in the heart of New Jersey's "Skylands" region (comprised of the counties of Sussex, Warren, Passaic, Morris and Hunterdon), approximately 50 miles northwest of New York City. The Complex has been designed with a view to addressing both the entertainment interests and the sports and other recreational needs of the region's diverse population (including interest in spectator sports, and the need for equipment and practice facilities for participatory sports and activities), including tourists who visit the region annually. The Company also seeks to take advantage of the related market for sporting goods, sports apparel and sports collectibles.

     The centerpiece of the Complex is Skylands Park, which is a 4,300 seat professional baseball stadium ("Skylands Park"), and is, among other things, the home of the New Jersey Cardinals (the "Team"), a Class "A" Minor League affiliate of the St. Louis Cardinals Major League baseball franchise of the National League. The Company has a minority ownership interest in Minor League Heroes, L.P. ("Heroes"), the limited partnership that owns the Team. The Team is a member of the New York-Penn League. Skylands Park was placed in operation in April 1994, and the Team has played all of its home games at Skylands Park during the 1994 through 1998 minor league baseball seasons.

     During the 1998 calendar year, in addition to the Team's 38 regular season home games, Skylands Park hosted a total of 28 college, high school and other amateur game dates, including eight home games of the New Jersey Diamonds, a team owned and operated by the Ladies Professional Baseball ("LPB") league. LPB suspended operations early in the 1998 baseball season, and it is uncertain whether or when LPB will resume operations.

     The other portions of the Complex follow a courtyard village design theme, and include a recreation facility containing batting cages, a sports video parlor, mini-gym, children's party room and sports collectibles store; a wholesale and retail sporting goods outlet; and an exhibit hall. On game days during the first part of the 1998 baseball season, the Company operated, in the exhibit hall, a sports lounge serving beer, wine, soft drinks and light snack foods; however, due to a lack of business, the Company has terminated the sports lounge operation, and it is currently considering other potential uses of the exhibit hall (although the Company has not entered into any commitments or agreements regarding any such alternate uses).

     In 1994 through 1996, the Company published six issues of BarnStorming: New Jersey's Baseball Magazine, a baseball magazine edited by Phil Pepe, a nationally syndicated sports columnist and author. The Company did not realize a profit from the magazine, and the Company has discontinued publication of BarnStorming.

     The Company currently operates, in the Complex, a Skylands Sporting Goods store, which sells, both at retail and at wholesale, a broad range of sporting goods related to baseball and other sports, and Team paraphernalia and apparel.


     In 1998, the Company entered into agreements with affiliates of Golf Stadiums, Inc., William F. Rasmussen and Glenn J. Rasmussen, in implementation of such parties' October 1997 letter of intent, with respect to the development, through a joint venture corporation known as Stadium Capital, Inc. ("Stadium Capital"), of a "Stadium Golf" resort destination (including two 18-hole professional golf courses and a related "Stadium" facility containing luxury boxes and/or condominium units, grandstand seating, telecast facilities, professional golf facilities and dining and locker room amenities) in Naples, Florida. The Company currently holds 50% of the outstanding capital stock of Stadium Capital. Stadium Capital is in the start-up phase, and the implementation of its business plan is dependent upon raising substantial financing. Stadium Capital has previously terminated a proposed private placement in which it sought to raise a small portion of the total financing contemplated by its business plan, and there can be no assurance that Stadium Capital will be able to obtain any or all of this required financing.

     The Company also intends to utilize the professional skills and collective sports-related backgrounds of its management team to provide strategic, financial and operational consulting services to small to mid-sized professional franchise owners and sports facility operators. However, the Company has not yet entered into any definitive consulting arrangements.

     The Company filed a voluntary petition for reorganization with the United States Bankruptcy Court for the District of New Jersey (the "Court") on June 1, 1994. The Company made such filing with a view to fostering a more orderly payment and resolution of the Company's obligations. On April 13, 1995, with the requisite approval of the Company's creditors, the Court approved and confirmed the Company's plan of reorganization (the "Plan"), and pursuant to the Plan, the Company has paid approximately $4,945,000 of its pre-petition liabilities
(which were in the aggregate allowed amount of approximately $5,100,000) at their original principal amounts, leaving due $63,542 which has been set aside for payment, and $90,865 of insider claims (payable primarily to former officers and directors) which may be paid in cash or, at each claimant's option, in shares of Common Stock valued at their market price as of the date that the claimant elects to be paid in such manner. As of October 5, 1998, the Company had set aside the sum of $63,542 (representing the final payment required to be made under the promissory note issued to the Company's non-insider unsecured pre-petition creditors), and the Company will pay such amount to such creditors upon verification of certain adjustments that were made with respect to a small number of creditors' claims at the time of the confirmation of the Plan. See "Plan of Operations and Management's Discussion and Analysis of Financial Condition and Results of Operations - Plan of Reorganization."

The Offering


Securities Offered .........      1,012,000 shares of Common Stock issuable upon
                                  exercise of 1,012,000 outstanding Class D
                                  Warrants. See "Description of Securities -
                                  Class D Warrants."

                                  2,585,954 shares of Common Stock issuable upon exercise of 923,555 outstanding Class A Warrants. See "Description of Securities - Class A Warrants."

Terms of the
Class D Warrants............      Each Class D Warrant entitles the holder to
                                  purchase one share of Common Stock at a price of $.50 (plus, to the extent not theretofore paid, the $.10 purchase price for such Class D
                                  Warrant) at any time until March 31, 2003. The
                                  Class D Warrants are not redeemable by the Company. The number of shares purchasable, and the exercise price per share applicable, upon any exercise of the Class D Warrants are subject to adjustment on a proportional arithmetic basis in the event of any stock split, stock dividend, combination of shares, recapitalization or other such event relating to the outstanding Common Stock which may occur from time to time after the date of this Prospectus. See "Description of Securities
                                  - Class D Warrants."

Terms of the
Class A Warrants............      Each Class A Warrant entitles the holder to
                                  purchase 2.8 shares of Common Stock at a total price of $2.80 at any time until the extended expiration date of December 31, 1998. The
                                  Class A Warrants are subject to redemption at $.10 per Class A Warrant on 30 days' prior written notice if the closing bid price of the Common Stock equals or exceeds $32.70 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth day prior to the date of the notice of redemption. The number of shares purchasable, and the exercise price per share applicable, upon any exercise of the Class A Warrants are subject to adjustment on a proportional arithmetic basis in the event of any stock split, stock dividend, combination of shares, recapitalization or other such event relating to the outstanding Common Stock which may occur from time to time after the date of this Prospectus; in addition, in the event that the Company, at any time after the date of this Prospectus, issues Common Stock or rights to acquire Common Stock (subject to certain exceptions) at a price less than the then-current market price or exercise price, the number of shares and exercise price per share will be subject to a formula adjustment to reflect the economic dilution or potential economic dilution created by such event. In connection with any exercise of Class A
                                  Warrants, all shares of Common Stock issuable to the exercising holder in respect of those Class A Warrants then being exercised will be aggregated, and any fractional share interest will be eliminated. See "Description of Securities - Class A Warrants."

Shares of Common Stock Outstanding:
 Prior to the offering......      7,188,085 shares (as of October 5, 1998)
 After the offering ........      10,786,039 shares (1)

Use of Proceeds.............      The Company intends to set aside the first
                                  $1,000,000 of net proceeds of this offering for its working capital requirements, which may include payments to executive officers in respect of accrued compensation, and up to $90,865 of unsecured claims which remain payable primarily to former officers and directors pursuant to the Company's Plan of Reorganization. Any additional net proceeds may be utilized for facilities development and/or business acquisitions, although the Company currently has no binding commitments with respect to any such matters.
                                  The Company reserves the right to alter the foregoing priorities respecting the application of net proceeds, if one or more attractive acquisitions were to become available. See "Use of Proceeds" and "Plan of Operations and Management's Discussion and
                                  Analysis of Financial Condition and Result of
                                  Operations."

NASDAQ Symbols:
  Common Stock..............      MSPT
  Class A Warrants..........      MSPTW

Risk Factors................      Investment in the securities offered hereby
                                  involves a high degree of risk, including, among other risks, the immediate need for additional financing; limited operating history and lack of profitability; potential cash flow shortages; and possible lack of an active trading market for the Common Stock.
                                  Investment in the securities should be
                                  considered only by persons who can afford the loss of their entire investment. See "Risk
                                  Factors."

----------
(1)  Gives effect to the exercise of all of the Warrants.

                          Summary Financial Information

     The following sets forth summarized financial information for the periods indicated. The information set forth below should be read in conjunction with the audited and unaudited financial statements and notes thereto which appear elsewhere in this Prospectus. The summary financial information for the six months ended June 30, 1998 is unaudited and has been prepared by management, and is not necessarily indicative of the results for the full year.


Statement of Operations Data:

                                                         Year Ended December 31,        Six Months Ended June 30,
                                                         -----------------------        -------------------------
                                                           1997            1996           1998            1997
                                                           ----            ----           ----            ----
                                                                                       (Unaudited)      (Unaudited)
Total revenues                                            $656,554       $770,733      $   207,501      $  239,432

Cost of sales and services(1)                           (1,517,619)    (1,637,328)       1,426,727         747,797
                                                       -----------    -----------      -----------      ----------
Loss from operations                                      (861,065)      (866,595)      (1,219,226)       (508,365)
                                                       -----------    -----------      -----------      ----------
Other Income (Expense):

 Equity in income of limited partnership                    93,985        111,009              --              --
  Interest income (expense)                                (58,140)      (111,794)           3,968         (49,558)
                                                       -----------    -----------      -----------      ----------
                                                            35,845           (785)           3,968         (49,558)
                                                       -----------    -----------      -----------      ----------
Net Loss                                                 ($825,220)     $(867,380)     $(1,215,258)     $ (557,923)
                                                       ===========    ===========      ===========      ==========

Weighted average common shares outstanding               2,203,043      1,212,202        6,054,907       1,333,611
                                                       ===========    ===========      ===========      ==========

Basic and diluted loss per share                            $(0.37)        $(0.72)     $     (0.20)     $    (0.42)
                                                       ===========    ===========      ============     ==========



Balance Sheet Data:


                                                                 June 30, 1998
                                                                 -------------
                                                                  (Unaudited)
Property and improvements, net                                    $12,634,199

Cash and short-term investments                                       528,244

Total assets                                                       13,866,859

Total liabilities                                                     614,838

Total stockholders' equity                                         13,252,021

Total liabilities and stockholders' equity                         13,866,859

----------

(1) Costs during the six months ended June 30, 1998 include a non-cash pre-tax charge of $734,375, representing compensation expense attributable to the issuance of stock options to directors of the Company at an exercise price below the fair market value of the underlying Common Stock.

                                  RISK FACTORS

     Investment in the Company involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. In addition to the other information in this Prospectus, investors should carefully consider the following among other factors in evaluating an investment in the securities offered hereby.

Consistent History of Losses From Operations


     The Company incurred significant losses during its construction phase, and has incurred operating losses in each year of operations. Although the Company has placed into operation substantially all elements of the Complex, the Company's ability to operate profitably will depend on a number of other factors, including the public's ongoing reception to the Complex, general economic conditions which will affect the amounts available for recreational expenditures generally, and the Company's ability to add business operations to provide cash flow on a year-round basis. There is a substantial probability that, unless the Company is able to successfully promote Skylands Park and the Complex for a substantial number of additional events in the spring through the fall, and/or is able to develop or acquire supplemental businesses which can produce revenues and positive cash flow in the winter months (which would require the Company to obtain additional financing, whether by means of this offering or otherwise), the Company will continue to incur losses and negative cash flow from its existing operations. From the inception of the Company through December 31, 1997, the Company incurred accumulated losses of approximately $4,993,000, including reorganization expenses attributable to its bankruptcy proceedings of approximately $637,000. Additional losses have been incurred and can be expected to be incurred in 1998 and thereafter.

     This history of losses can be expected to continue to have a material adverse effect on the Company's ability to obtain additional financing. Furthermore, if the Company were able to obtain debt financing, the Company's history of losses would likely subject the Company to mandatory compliance with strict financial covenants (with little leeway granted for non-compliance). In addition, the Company's history of losses would materially adversely affect the Company's ability to respond to market changes, and, with respect to floating rate loans, the Company would be extremely sensitive to changes in prevailing interest rates (with the potential for even small increases in market interest rates to have a material adverse effect on the Company's business, operations and operating results).

     Due to the Company's consistent history of operating losses, the likelihood of continuing losses in the future, and the Company's need for additional financing to cover such potential losses and pay its liabilities when due, the opinion of the Company's independent auditors, included in the audited financial statements appearing elsewhere in this Prospectus, includes a "going concern" qualification, indicating that the foregoing factors raise substantial doubt about the Company's ability to continue as a going concern.

Bankruptcy Proceedings; Need for Additional Capital

     On June 1, 1994, the Company filed a voluntary petition for reorganization with the United States Bankruptcy Court for the District of New Jersey (the "Court"). Such filing was precipitated by the Company's lack of necessary capital, and was made in order to enable the Company to establish orderly payment mechanisms for its then-outstanding obligations. Although the Company's Plan of Reorganization (the "Plan") has been approved and implemented, and the Company has paid substantially all of its pre-petition liabilities in the original amounts thereof and in accordance with the Plan, the funds utilized to make such payments have been made primarily out of the net proceeds of equity financings, and not out of cash flow from operations. Unless and until the Company is able to more fully utilize its existing facilities, and/or is able to develop or acquire supplemental businesses, it is unlikely that the Company will produce sufficient cash flow from operations to cover its expenses; accordingly, the Company will need to raise additional capital to sustain its operations, and there can be no assurance that the Company will be able to do so on favorable terms, if at all. In addition, the Company may, notwithstanding its adherence to the Plan, continue to suffer the stigma that is often attached to companies that have been the subject of bankruptcy proceedings, and this may in the future materially adversely affect the market price of the Company's securities, and the Company's ability to transact business on terms that would be available to other entities which have not been the subject of bankruptcy proceedings.

Possible Inability to Obtain Additional Equity Financing

     Pursuant to this offering, the Company is offering an aggregate of 3,597,954 shares of Common Stock issuable upon exercise of the Warrants. The Company has also reserved an aggregate of 11,071 shares of Common Stock for issuance pursuant to the Company's 1993 Stock Option Plan, and an aggregate of 844,772 shares of Common Stock (including 750,000 shares which are subject to certain future performance contingencies) for issuance pursuant to the Company's 1996 Stock Award Plan. As a result, the Company's ability to obtain additional equity financing in the future may be adversely affected by the existence of outstanding Warrants and options. The holders of such Warrants and/or options may exercise them at a time when the Company could obtain additional capital on terms more favorable than those provided by the Warrants and/or options. The exercise of a significant number of Warrants and/or options could have a depressive effect upon the market price of the Common Stock. There can be no assurance that the Company will be able to raise additional funds through a subsequent public offering or otherwise. See "Management - Stock Option Plan," "Management - Stock Award Plan" and "Description of Securities."


Current Prospectus and State Registration
Required to Exercise Warrants


     The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to maintain a current prospectus relating to the Warrants until the expiration of the exercise periods of the Warrants, there is no assurance that it will be able to do so. See "Description of Securities."

Influence of Certain Marketmakers

     Certain broker-dealers are the principal marketmakers for the Company's securities. For this reason, the bid and asked prices for the Company's securities may be significantly influenced by decisions of these marketmakers to buy or sell these securities for their own account. Furthermore, there can be no assurance that any marketmaking activities of these marketmakers will be continued at any time. If such marketmakers were to significantly reduce or cease such marketmaking activities, this could have a material adverse effect on the market price of the Company's securities.

Qualification Requirements for NASDAQ
Securities; Risk of Low-Priced Securities


     Although the Company's Common Stock and Class A Warrants are currently listed on NASDAQ, the Company was notified by NASDAQ, by letter dated October 5, 1998, that due to the recent failure of the Common Stock to maintain a closing bid price of at least $1.00 per share, the Common Stock and Class A Warrants would be subject to delisting if the closing bid price of the Common Stock did not equal or exceed $1.00 per share for ten consecutive trading days prior to January 5, 1999. If the Company is unable to take action (such as a reverse stock split) that will have the effect of achieving the minimum bid price for the Common Stock, or is unable to demonstrate to NASDAQ's satisfaction a plan by which the Company will again satisfy the NASDAQ listing requirements, the Company's securities will be delisted from NASDAQ. Trading, if any, in the Company's securities would thereafter be conducted in the over-the-counter market on the National Association of Securities Dealers, Inc. ("NASD") OTC Electronic Bulletin Board established for securities that do not meet the NASDAQ listing requirements, or quoted in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate price quotations and volume information concerning, the Company's securities.

     In addition, if the Company's securities were delisted from NASDAQ, they would be subject to the low-priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with his or her spouse). In the event that the Company's securities become subject to the "penny stock" rules, holders of the Company's securities will find it substantially more difficult to obtain price information and/or dispose of their securities.



Potential "Dram Shop" Liability

     The Company serves alcoholic beverages, such as beer, at Skylands Park. Under New Jersey law, facilities that serve alcoholic beverages are subject to "dram shop" laws and legislation, which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a person whom the server knows (or reasonably should know) is a minor, if and to the extent that such service is the proximate cause of the injury or damage and such injury or damage is a reasonably foreseeable consequence of the negligent service. The Company is named as an additional insured on its concessionaire's insurance, which the Company believes is adequate to protect against such liability. However, there can be no assurance that such coverage will apply in all cases, that the Company will not be subject to a judgment in excess of such insurance coverage, or that such insurance coverage will continue to be available. The imposition of a judgment in excess of the Company's insurance coverage would have a material adverse effect on the Company. See "Business - Insurance."

Insurance

     Although the Company maintains (and plans to continue to maintain) insurance coverage that it believes to be customary and generally consistent with the levels and types of coverage existing for other owners and operators of sports stadiums and related entertainment facilities, to the extent that such coverage is inadequate or the Company incurs losses which are uninsured, such losses could have a material adverse effect on the Company and its capital resources. See "Business - Insurance."

Seasonality


     The Company's revenues and cash flow from operations have been significantly greater in each spring, summer and fall, than in the winter months when Skylands Park is not rented for outdoor events, and the Company relies upon income generated by its other businesses. The Company has historically been unable to generate sufficient cash flow from operations during the seasons of full operations, and the Company has thus been required to utilize other cash resources (primarily from the issuance of equity securities) to meet cash flow shortages, including the payment of operating expenses in the winter months. There can be no assurance that, in the future, the Company will have sufficient other cash resources to cover off-season expenses, or that the Company will be able to acquire or develop any businesses which would provide revenues and/or cash flow during the winter months. Although the Company has invested in a 50% ownership interest in Stadium Capital with a view to mitigating the existing seasonality in the Company's business, there can be no assurance as to whether or when Stadium Capital will be successful in implementing its business plan, or whether or when the Company will be able to derive any revenues or cash flow from that investment.


Competition


     The Company's revenues have been and are anticipated to be generated primarily from rental fees charged to the Team and other tenants (such as Ladies Professional Baseball, and college and high school baseball teams) and from concession sales and parking fees generated from events scheduled at Skylands Park, as well as the Company's other businesses in the Complex. Accordingly, the Company competes primarily for the public's entertainment expenditures. Although the Company believes that Sussex County, New Jersey is a growing market for sports-oriented entertainment, especially as a result of its growing tourism attractions, there can be no assurance that the Company will be successful in marketing its businesses. In this connection, the Company has competed and will be competing with established companies and other sports and entertainment complexes (including four sports and entertainment complexes in Sussex County, where the Company is located) with substantially greater financial resources and name recognition than those of the Company, and there can be no assurance that the Company will be able to successfully compete against such companies and sports and entertainment complexes for the public's entertainment expenditures. In addition, the Company's sporting goods business competes with sporting goods retailers operating in the proximate geographic area of the Complex, as well as national mail order and catalogue businesses. See "Business - Competition," "Business - Minor League Baseball at Skylands Park" and "Business - Leases."

Conflicts of Interest


     Barry J. Gordon and Marc H. Klee, who are directors of the Company, are also executive officers and equity owners of the general partner of the limited partnership which owns the Team. In order to avoid potential conflicts, the Company has established a policy that requires that decisions relating to the relationship between the Company and the Team be made by directors other than Messrs. Gordon and Klee. See "Certain Transactions," "Principal Shareholders" and "Management."


Dependence on Key Personnel; Lack of Prior
Experience; Need for Additional Personnel

     The Company is dependent upon Barry M. Levine (the Company's President and Chief Executive Officer), who is employed pursuant to an employment agreement which expires on December 31, 1999, and Robert H. Stoffel, Jr. (the Company's Chief Financial Officer), who is employed pursuant to an employment agreement which expires on October 31, 1998. (See "Management - Employment Agreements.") The loss or unavailability of Mr. Levine or Mr. Stoffel could have a material adverse effect on the operations of the Company. Mr. Levine and Mr. Stoffel have each agreed to devote the majority of their business time to the affairs of the Company. The Company does not maintain life insurance on the lives of either of such individuals.

     The successful marketing of the proposed businesses of the Company is partially dependent upon the availability of qualified personnel. Prior to joining the Company, neither Mr. Levine nor any other executive officer of the Company had any significant experience in operating or managing businesses of the type conducted and proposed to be conducted by the Company. There can be no assurance that the Company will be successful in recruiting qualified personnel, or in retaining such personnel, or, if retained, retained at a cost deemed reasonable to the Company. See "Business - Employees," "Management - Directors and Executive Officers" and "Management - Employment Agreements."


Stadium Golf

     The Company contributed $150,000 in cash to the capital of Stadium Capital, Inc., and has paid the additional sum of $25,000 to Golf Stadiums, Inc. in reimbursement of certain pre-organization expenses relating to Stadium Capital; and the Company has also agreed to issue to two affiliates of William F. Rasmussen and Glenn J. Rasmussen an aggregate of 1,000,000 Class D Warrants (subject to a restriction prohibiting such Class D Warrants and any shares of Common Stock issuable thereunder from being sold or transferred at any time prior to March 31, 2000 without the Company's written consent). Stadium Capital is a joint venture formed by the Company with certain affiliates of Golf Stadiums, Inc., William F. Rasmussen and Glenn J. Rasmussen. The purpose of such joint venture is to plan, construct, develop and operate a "Stadium Golf" resort destination in Naples, Florida. In order to implement its business plan, Stadium Capital will need to raise substantial amounts of financing. Stadium Capital has previously terminated a private placement in which it was unable to raise a portion of the financing contemplated by its business plan, and there can be no assurance as to whether or when it will be able to obtain any or all of the required financing, or whether or when the Company will receive any return on its investment in Stadium Capital. See "Business-Stadium Golf."

Dividends


     The Company has not paid any cash dividends on its Common Stock and does not intend to pay any such cash dividends in the foreseeable future. The Company intends to retain its earnings for use in operating and developing its business and does not expect to change this policy. See "Dividend Policy."


Shares Eligible for Future Sale


     Substantially all of the currently outstanding shares of Common Stock are now freely tradable or may be sold in compliance with Rule 144 or another applicable exemption under the Securities Act.

     Under Rule 144, a person who has held restricted securities of the Company for one year may, every three months, sell in ordinary broker's transactions or in transactions directly with a marketmaker, a number of shares of Common Stock equal to the greater of 1% of the Company's then-outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of restricted shares without any quantity limitations by a person who is not an affiliate of the Company and has satisfied a two-year holding period. Existing holdings of restricted securities of the Company are such that the volume limitations under Rule 144 are not an impediment to the sale of any of such shares. Sales of Common Stock under Rule 144 may, in the future, have a depressive effect on the then-current market price of the Common Stock. This could result in shareholders of the Company receiving a lower price upon any resale of their shares of Common Stock, and could impair the Company's ability to raise capital on favorable terms, if at all.


Restrictions on Change of Control of
the Company; Issuance of Preferred Stock

     The Company's Certificate of Incorporation and By-Laws contain certain provisions that could have the effect of delaying or hindering a change of control or sale of the Company, which could limit the ability of shareholders to dispose of their Common Stock in certain transactions. See "Description of Securities - Common Stock" and "Description of Securities - Certificate of Incorporation and By-Laws."

     In addition, the Board of Directors may issue one or more series of preferred stock without any action by the shareholders of the Company, the existence and/or terms of which may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of preferred stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interest. See "Description of Securities - Preferred Stock."

No Preemptive Rights; Possible Dilutive Events

     The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock following this offering, or if insiders were to elect to receive payment of their pre-petition claims in the form of shares of Common Stock, the persons acquiring Common Stock in this offering would have no right to purchase additional shares, and as a result, their percentage equity interest in the Company would be reduced. See "Description of Securities - Common Stock."

Potential Benefit to Certain Insiders


     A portion of the net proceeds of this offering may be used to pay accrued compensation to officers of the Company, and to repay up to $90,865 in pre-petition obligations owed by the Company to certain insiders (consisting primarily of former directors and executive officers of the Company and certain of their affiliates). See "Use of Proceeds," "Plan of Operations and Management's Discussion and Analysis of Financial Condition and Results of Operations - Plan of Reorganization" and "Certain Transactions." As such, these persons would derive a unique benefit from this offering, which would not be applicable to other shareholders of the Company.

No NASDAQ Listing of Class D Warrants

     The Company does not intend to apply to have the Class D Warrants listed on NASDAQ or any securities exchange. Accordingly, any trading in the Class D Warrants would be conducted in the over-the-counter market on the NASD OTC Electronic Bulletin Board, through the "pink sheets," or otherwise in privately negotiated transactions. Thus, any purchasers of the Class D Warrants will encounter difficulty in disposing of, or obtaining accurate price quotations and volume information concerning, the Class D Warrants. Although, upon exercise of the Class D Warrants, the exercising holder(s) will be entitled to receive registered and tradable shares of Common Stock which will be listed on the NASDAQ SmallCap Market, this will require the payment of the exercise price (and, to the extent not theretofore paid, the purchase price) of the subject Warrants by the exercising holder(s).


                                   THE COMPANY


     The Company was incorporated in New Jersey on August 28, 1991. The Company's executive offices are located at Ross' Corner, U.S. Highway 206 and County Route 565, P.O.Box 117, Augusta, New Jersey 07822-0117, and its telephone number is (973) 383-7644.

                                 USE OF PROCEEDS


     The estimated net proceeds to be received by the Company, assuming the exercise of all of the Warrants and after deducting estimated expenses payable by the Company (to the extent not paid in connection with prior offerings) in connection with this offering, will total approximately $3,183,154.

     The Company intends to set aside the first $1,000,000 of any net proceeds as a working capital fund for the Company's operations. Such working capital may be applied to the payment of accrued compensation to officers of the Company, and pre-petition claims of certain insiders (consisting primarily of former directors and executive officers).

     Any additional net proceeds will be utilized by the Company to expand its business, either through construction and development of additional or upgraded facilities within the Complex, or by means of investing in or acquiring other businesses in the sports or entertainment fields. Other than the Company's agreements regarding its investment in Stadium Capital, the Company has not identified any prospective acquisitions, and is not engaged in any discussions and has not entered into any agreements with respect to any potential acquisitions. There can be no assurance that the Company will, in fact, be able to identify suitable acquisitions, or that the Company will be able to consummate any acquisitions on terms acceptable to the Company or otherwise.

     The Company reserves the right to alter the foregoing priorities respecting the application of net proceeds if one or more attractive acquisitions were to become available to the Company.


     Pending application of any net proceeds, such net proceeds will be invested by the Company in short-term interest-bearing liquid investments.

                                 DIVIDEND POLICY

     The Company has not paid cash dividends to its shareholders since its inception and has no intention of paying any dividends to its shareholders in the foreseeable future. The Company intends to reinvest earnings, if any, in the operation and development of its business.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1998, (i) the capitalization of the Company, and (ii) the capitalization of the Company as adjusted to reflect the receipt by the Company of the net proceeds from the exercise of all of the Warrants. This table should be read in conjunction with the Company's audited financial statements and the notes thereto included elsewhere in this Prospectus.




                                                           June 30, 1998
                                                         -----------------
                                                    Historical           As Adjusted
                                                    ----------           -----------
Shareholders' equity:
  Preferred Stock, no par value; 500,000
    shares authorized; none issued                 $       --           $       --

  Common Stock, no par value, stated value
    $.10 per share; 20,000,000 shares
    authorized; 7,166,185 shares issued and
    outstanding; 10,774,139 shares issued
    and outstanding, as adjusted                      716,617            1,077,412

  Additional paid-in capital                       18,743,263           21,565,622

  Accumulated deficit                              (6,207,859)          (6,207,859)
                                                  -----------          -----------

         Total shareholders' equity               $13,866,859          $16,435,175
                                                  ===========          ===========

                          MARKET PRICE OF COMMON STOCK

     The following represents the range of reported high ask and low bid quotations for the Common Stock on a quarterly basis since January 1, 1996, as reported on the SmallCap Market of the National Association of Securities Dealers, Inc. automated quotation system (NASDAQ). None of such quotations have been adjusted to reflect the 1-for-10 reverse stock split in respect of the Common Stock, which became effective on November 7, 1996.



         Period                             High                 Low
         ------                             ----                 ---

         1st Quarter 1996                  $1.125                $0.40
         2nd Quarter 1996                  $0.53                 $0.21
         3rd Quarter 1996                  $0.437                $0.125
         4th Quarter 1996                  $0.75                 $0.25

         1st Quarter 1997                  $1.72                 $0.25
         2nd Quarter 1997                  $2.125                $0.75
         3rd Quarter 1997                  $2.44                 $1.50
         4th Quarter 1997                  $5.125                $2.03

         1st Quarter 1998                  $5.56                 $2.69
         2nd Quarter 1998                  $4.09                 $1.375
         3rd Quarter 1998                  $1.93                 $0.375
         4th Quarter 1998                  $0.75                 $0.19
         (through October 23, 1998)

     On October 23, 1998, the closing bid price for the Common Stock was $0.3125, and the Company had 647 shareholders of record as of that date. The Company believes that there are in excess of 2,000 beneficial owners of Common Stock.

                             SELECTED FINANCIAL DATA


     The selected financial data presented below as of December 31, 1997 and December 31, 1996 and for the years then ended are derived from the financial statements of the Company which have been audited by Wiss & Company, LLP, independent public accountants, and which appear elsewhere in this Prospectus. The summary financial information for the six months ended June 30, 1998 is unaudited, and is not necessarily indicative of the results for the full year. The information set forth below should be read in conjunction with the audited and unaudited financial statements and notes thereto which appear elsewhere in this Prospectus.

Statement of Operations Data:


                                                        Year Ended December 31,                 Six Months Ended June 30,
                                                        -----------------------                 -------------------------
                                                          1997           1996                     1998             1997
                                                          ----           ----                     ----             ----
                                                                                               (Unaudited)     (Unaudited)

Total revenues                                           $656,554       $770,733                $  207,501      $  239,432

Cost of sales and services(1)                          (1,517,619)    (1,637,328)                1,426,727         747,797
                                                      -----------    -----------               -----------      ----------
Loss from operations                                     (861,065)      (866,595)               (1,219,226)       (508,365)
                                                      -----------    -----------               -----------      ----------

Other Income (Expense):
 Equity in income of limited partnership                   93,985        111,009                        --              --
 Interest income (expense)                                (58,140)      (111,794)                    3,968         (49,558)
                                                      -----------    -----------               -----------      ----------
                                                           35,845           (785)                    3,968         (49,558)
                                                      -----------    -----------               -----------      ----------
Net Loss                                                ($825,220)     $(867,380)              $(1,215,258)     $ (557,923)
                                                      ===========    ===========               ===========      ==========

Weighted average common shares outstanding              2,203,043      1,212,202                 6,054,907       1,333,611
                                                      ===========    ===========               ===========      ==========

Basic and diluted loss per share                           $(0.37)        $(0.72)               $    (0.20)         $(0.42)
                                                      ===========    ===========               ===========      ==========


Balance Sheet Data:


                                                                     June 30, 1998
                                                                     -------------
                                                                      (Unaudited)
Property and improvements, net                                       $12,634,199

Cash and short-term investments                                          528,244

Total assets                                                          13,866,859

Total liabilities                                                        614,838

Total stockholders' equity                                            13,252,021

Total liabilities and stockholders' equity                            13,866,859

-----------

(1) Costs during the six months ended June 30, 1998 include a non-cash pre-tax charge of $734,375, representing compensation expense attributable to the issuance of stock options to directors of the Company at an exercise price below the fair market value of the underlying Common Stock.

         PLAN OF OPERATIONS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the information set forth in the audited financial statements and notes thereto included in this Prospectus.

Plan of Operations


     Prior to Skylands Park beginning to host events and generate revenues in the second quarter of 1994, the Company was a development stage entity that did not generate any significant operating revenues. During this period, the Company's primary activities were limited to planning the construction and development of Skylands Park and the Complex; obtaining financing for Skylands Park and the Complex, primarily through the private placement of Common Stock and warrants in March 1993, the sale of Common Stock and Class A Warrants as part of an initial public offering consummated on October 1, 1993, and short-term borrowings in March and April 1994; and completing a substantial portion of Skylands Park and the Complex. Skylands Park is a 4,300 seat professional baseball stadium which, among other things, has been and will be leased for sports and other entertainment events.

     In the second quarter of 1994, the Company received a temporary certificate of occupancy for Skylands Park (and the sporting goods store/ticket office, the Team clubhouse/administrative offices, and the maintenance building). Beginning with the 1994 Minor League baseball season, the Team, which is a member of the New York-Penn League, has played all of its home games at Skylands Park. The Company has a minority ownership interest in Minor League Heroes, L.P. ("Heroes"), which is the limited partnership that owns the Team. During the 1994 calendar year, in addition to the Team's 38 regular season home games and 4 playoff games, Skylands Park also hosted 53 college and other amateur baseball games, seven concerts and two professional wrestling events; however, such events only generated limited amounts of revenues for the Company, due in part to the fact that certain portions of the Complex were either incomplete or otherwise non-operational.

     The other portions of the Complex follow a courtyard village design theme, and include a recreation facility containing batting cages, a sports video parlor, mini-gym, children's party room and sports collectibles store; a wholesale and retail sporting goods outlet; and an exhibit hall.

     From June 1, 1994 to April 13, 1995, the Company operated as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code. On April 13, 1995, the Court approved the Company's plan of reorganization (the "Plan"), and pursuant to the Plan, the Company has paid substantially all of its pre-petition liabilities at their original principal amounts. See "Plan of Operations and Management's Discussion and Analysis of Financial Condition and Results of Operations - Plan of Reorganization."

     The construction of Skylands Park and the Complex was suspended from June 1, 1994 through December 31, 1994. The Company obtained the Court's permission and sufficient financing to enable the Company to resume construction and development work on Skylands Park and the Complex during the first quarter of 1995. Substantially all of such facilities are completed and in operation, and the Company holds a certificate of occupancy for such facilities.

     For the 1995 calendar year, in addition to the Team's 38 regular season home games, Skylands Park hosted a total of 98 amateur baseball games. Other events (including concerts, antique and craft fairs, sports card shows, and art and traveling exhibits) were held at the Company's facilities for a total of 24 calendar dates in 1995. For the 1996 season, the Company held a total of 61 college and high school baseball games at Skylands Park; in the 1997 season, the Company held a total of 91 college and high school baseball games at Skylands Park; and in the 1998 season, the Company held a total of 28 non-Team baseball game dates (including eight home games of the New Jersey Diamonds of the LPB) as well as two professional wrestling events and three paid photo shoots. However, LPB suspended operations early in the 1998 baseball season, and it is uncertain whether or when LPB will resume operations. See "Business-Agreement with Ladies Professional Baseball."

     In 1994 through 1996, the Company published six issues of BarnStorming: New Jersey's Baseball Magazine, a baseball magazine edited by Phil Pepe, a nationally syndicated sports columnist and author. The Company did not realize a profit from the magazine, and the Company has discontinued publication of BarnStorming.

     The Company currently operates, in the Complex, a Skylands Sporting Goods store, which sells, year-round both at retail and at wholesale, a broad range of sporting goods relating to baseball and other sports, and Team paraphernalia and apparel. The Company also operates the Barn, a year-round recreational facility in the Complex, which contains batting cages, a sports video parlor, mini-gym and children's party room, and a subleased space in which an unaffiliated third party sells sports collectibles.

     The Company has acquired a 50% stock interest in Stadium Capital, which is a start-up joint venture between the Company and certain affiliates of Golf Stadiums, Inc., William F. Rasmussen and Glenn J. Rasmussen. Stadium Capital has been formed for the purpose of designing, developing and operating a "Stadium Golf" resort destination (including two 18-hole professional golf courses and related facilities) in Naples, Florida. The prospects for this joint venture are substantially dependent upon Stadium Capital raising substantial debt and/or equity financing, of which there is no assurance. See "Business-Stadium Golf."


     The Company also intends to utilize the professional skills and collective sports-related backgrounds of its management team to provide strategic, financial and operational consulting services to small to mid-sized professional franchise owners and sports facility operators. Such backgrounds include Mr. Stoffel's three years of experience as Vice President and Chief Controller of the New York Yankees, Mr. Levine's five years of experience as an executive officer of a publicly traded sports memorabilia and collectibles company, and Mr. Gordon's and Mr. Klee's eight years of experience as managing owners and operators of minor legal baseball teams. However, the Company has not yet entered into any definitive consulting arrangements.

     The Company anticipates receiving approximately $40,000 per year in rent from the Team, which management does not believe will constitute a significant portion of the Company's revenues. The Company expects to generate additional revenues from, among other things, parking fees, the rentals of skyboxes and advertising signs in Skylands Park, the rental of Skylands Park for other sports and entertainment events, and the operation of the retail, recreational and other related facilities in the Complex, and its ownership interest in the limited partnership that owns the Team. The Company leased six skyboxes in 1998 for an aggregate annual rental of $55,000 (of which the Team is entitled to retain $19,152), for which the Company received payment in the second quarter of 1998. In addition, the Company is entitled to 20% of all revenues from advertising sign rental commitments at Skylands Park, and the Company's 20% share of such revenues in 1997 was approximately $76,000.

     Although the Company does not expect to receive significant rental income from the Team, the Company does expect that it will continue to derive income and cash distributions through its minority ownership interests in Heroes (see "Plan of Operations and Management's Discussion and Analysis of Financial Condition and Results of Operations-Purchase of Interest in Heroes"). Accordingly, the revenues generated by the Team through paid admissions and its ancillary operations will indirectly benefit the Company. A portion of the Company's cash flow in each year of operations has been received in the form of a distribution from Heroes in respect of the Company's share of the net income of Heroes.

Sources and Uses of Resources and Comparative Annual Results for the Years Ended December 31, 1997 and 1996

     During the year ended December 31, 1997, the Company's revenues were approximately $657,000, consisting of approximately $301,000 of stadium rentals, admissions and parking fees, approximately $97,000 of retail sales, approximately $149,000 of concession sales, and approximately $110,000 of advertising and subscription revenues. Revenues in 1996 were approximately $771,000, with the reduction in revenues from 1996 to 1997 being primarily attributable to a reduction in retail sales due to reduced institutional sales resulting from limited cash flows.

     From 1996 to 1997, total operating expenses were reduced from approximately $1,637,000 in 1996 to approximately $1,518,000 in 1997; this change is attributable to a substantial reduction in the cost of retail sales (corresponding to the reduction in revenues from retail sales). All other categories of operating expenses remained substantially constant from 1996 to 1997.

     The Company incurred a loss of approximately $825,000 in 1997, as compared to a loss of approximately $867,000 in 1996. The decreased loss is attributable primarily to a $53,000 reduction in interest expense, as the Company paid down its interest-bearing pre-petition liabilities during 1997. Due primarily to an 82% increase in the number of weighted average common shares outstanding, loss per share went from $.72 per share in 1996 to $.37 per share in 1997.

     The Company will need to obtain substantial additional financing to sustain operations beyond 1998. The Company currently has outstanding an aggregate of 923,555 Class A Warrants and 1,012,000 Class D Warrants. There can be no assurance as to whether or when any of such Warrants may be exercised.

     Due to the Company's consistent history of operating losses, the likelihood of continuing losses in the future, and the Company's need for additional financing to cover such potential losses and pay its liabilities when due, the opinion of the Company's independent auditors, included in the audited financial statements appearing elsewhere in this Prospectus, includes a "going concern" qualification, indicating that the foregoing factors raise substantial doubt about the Company's ability to continue as a going concern.

Comparative Quarterly Results for the Six Months Ended June 30, 1998 and 1997

     The Company's stadium and facility rentals and admissions during the six months ended June 30, 1998 was approximately $127,000, as compared to approximately $132,000 in the six months ended June 30, 1997. The 4% decrease is principally attributable to a reduction in the number of high school and college baseball games played at Skylands Park. Retail sales decreased approximately 23% from $95,000 to $73,000 during the six months ended June 30, 1998 as compared to the comparable prior year period, which decrease is primarily attributable to a reduction in traffic at Skylands Park, and reduced merchandise selection.

     Cost of stadium operations increased by approximately 5% to approximately $101,000 for the six months ended June 30, 1998, as compared to approximately $96,000 for the same period in 1997. The increase reflects a more proactive approach in maintaining the Complex. Cost of retail sales decreased approximately $33,000 to approximately $35,000 for the six months ended June 30, 1998 from approximately $68,000 for the six months ended June 30, 1997. The cost of retail sales as a percentage of retail sales decreased to approximately 48% for the six months ended June 30, 1998 as compared to approximately 72% for the same period in 1997. This decrease is principally attributable to a change in product mix, allowing for higher profit margins.

     Selling, general and administrative expenses decreased by approximately $27,000 (7%) to approximately $373,000 for the six months ended June 30, 1998, as compared to approximately $400,000 for the same period in 1997. This decrease is due principally to management's emphasis on effecting an overall reduction of excess costs.

     On April 29, 1998, pursuant to the Company's stock award plan adopted in December 1996 (the "Stock Award Plan"), the Company granted the right to purchase a total of 250,000 shares of Common Stock at $.25 per share to members of the Company's Board of Directors. In accordance with generally accepted accounting principles, a non-cash charge to earnings of $734,375 was recorded as compensation expense, representing the difference between the exercise price and the fair market value per share on the date of grant for the full award of 250,000 shares. As of October 5, 1998, rights to purchase 155,228 of such shares had been exercised, and rights to purchase 94,772 shares remained outstanding.

     Depreciation and amortization remained relatively stable at approximately $183,000 for the six months ended June 30, 1998 and 1997.

     Net loss in the six months ended June 30, 1998 was approximately $1,215,000, as compared to approximately $558,000 in the six months ended June 30, 1997. The increased net loss was attributable to the non-cash charge to earnings of $734,375 relating to stock compensation to directors and the decrease in revenues, offset by a decrease in interest expense of $54,000 during the six months ended June 30, 1998.

     In 1998, management of the Company has undertaken a close analysis of the Company's expenses, with a view to eliminating unnecessary and/or duplicative expenses, while maintaining the Complex in good condition. Management believes that it has implemented all expense reductions that are prudent and reasonably possible, and that efforts to improve the Company's business are now best focused on increasing gross revenues through the development of additional sources of revenues, preferably during the winter months or on a year-round basis. Although management is actively exploring possible additional business activities, other than the Company's investment in the start-up Stadium Capital, the Company has not entered into any agreements or commitments with respect to any such matters. Certain of such proposed business activities could require the Company to obtain additional financing, and there can be no assurance that the Company would be able to obtain any such financing.

Plan of Reorganization


     Pursuant to the Plan, the Company's various pre-petition liabilities, and the administrative expenses relating to the reorganization, were divided into several classifications, which were treated in substantially the following manner.


     First, all previously unpaid administrative claims relating to the reorganization proceedings, and all priority claims (other than tax claims, which are payable over six years or as may otherwise be agreed by the Company and the subject tax authorities), were paid at the time of or shortly after the confirmation of the Plan. The total of such claims was approximately $400,000.

     In April 1995, the Company repaid in full a $200,000 loan which was secured by substantially all of the Company's assets (other than its equity interest in the Team). Total payments in respect of this loan, including all unpaid accrued interest, were approximately $223,000.


     Also in April 1995, the Company paid to Strescon, a mechanic's lienholder in respect of pre-petition liabilities, the sum of approximately $115,000. (The balance of Strescon's claim was categorized as a general unsecured claim, and was paid on a ratable basis with the other unsecured pre-petition liabilities.)

     Also in April 1995, the Company paid $1,600,000 in respect of its pre-petition unsecured liabilities (including payment in full of de minimis claims, and subject to the Company's reservation of rights to contest a limited number of unsecured claims), leaving a balance due in respect of such claims of $2,608,153, which has since been paid in full (except for $63,542 which has been set aside as the final payment, pending verification of certain adjustments to creditors' claims), substantially out of equity proceeds received by the Company subsequent to the confirmation of the Plan.

     Claims held by insiders (consisting primarily of former directors and executive officers of the Company and certain of their affiliates) in respect of pre-petition obligations (including but not limited to pre-petition loans made to the Company) were in the aggregate amount of approximately $339,609. Of this amount, $244,994 was, through October 5, 1998, paid through the issuance of Common Stock valued at the market price thereof on the date such form of payment was selected by the subject insider pursuant to the Plan. As of October 5, 1998, the remaining $90,865 balance of insiders' claims was payable either in cash, or at the option of the subject insider, in shares of Common Stock valued at its market price at the time that such form of payment is selected by the subject insider.

     Equity interests, including interests of shareholders and warrantholders, were not altered or impaired under the terms of the Plan.


     The foregoing description of the Plan is merely a summary of certain material provisions thereof, and is qualified in its entirety by the specific provisions of the Plan. A copy of the Plan is included as an exhibit to the Registration Statement of which this Prospectus is a part.

Liquidity and Capital Resources


     The Company's primary sources of liquidity since its inception have been the sale of shares of common stock to and short-term borrowings from certain shareholders, which were used during the period from inception through March 1993; the net proceeds of approximately $739,000 from a private placement of common stock and warrants, which were used during the period from March 1993 through September 1993; the net proceeds of approximately $5,815,000 from an initial public offering of common stock and Class A Warrants, which were used during the last quarter of 1993 and the first quarter of 1994; short-term borrowings from certain officers, former shareholders and other related and unrelated parties during March, April and May 1994, which were used during the first and the beginning of the second quarter of 1994; net proceeds of approximately $6,830,000 from the exercise of Class A Warrants and Class B Warrants, which were received and used during the fourth quarter of 1994 and in 1995; net proceeds of $1,500,000 from a private placement of Common Stock in August 1995 (all of which proceeds were utilized to make a partial prepayment of the Creditors' Note); and net proceeds of approximately $2,691,000 from the issuance and exercise of Class A Warrants, Class D Warrants, underwriter's warrants and stock options in 1997 and the first and second quarters of 1998.


     Substantially all of such capital resources have been utilized for the planning, construction and development of the Complex, for working capital for the Company's operations (including funding shortfalls in the Company's cash flow from operations), for the payment of administrative expenses relating to the Company's reorganization proceedings, and for a $150,000 capital contribution to Stadium Capital. Pending application of funds to such purposes, the Company has invested its funds in interest-bearing bank accounts, insured money market accounts, short-term certificates of deposit, and other liquid investments. As of June 30, 1998, the Company had capitalized costs of approximately $14,000,000 (before depreciation) for the purchase of land and the development and construction of Skylands Park and the Complex.

     Although the Company derived significant revenues from operations in 1994 through 1997 (including operation of limited facilities in 1994, and the entire Complex in 1995 through 1997), those revenues were not sufficient to cover operating expenses or produce a positive cash flow. As a result, the Company incurred significant net losses during such years. Revenues from the rental of Skylands Park to its primary tenant have not been and will not be significant. Instead, management expects that the Company will generate revenues from skybox rentals, advertising signs and parking fees for Team games, from the rental of Skylands Park for other sports and entertainment events, and from ancillary activities and the operation of related facilities in the Complex; management is also focused on identifying other sources of revenues (particularly in the winter months or on a year-round basis). However, with the exception of Stadium Capital (which has not yet and may not in the future become operational), the Company has not identified or entered into any commitments for any such additional businesses; furthermore, certain of such other business activities could require the Company to obtain additional financing, and there can be no assurance that the Company would be able to obtain any such financing. If the Company is unable to generate additional revenues from its existing facilities or develop or acquire additional businesses for operations in the winter months, additional losses (in addition to those incurred in the first half of 1998) may also be expected in the remainder of 1998 and thereafter.

     As of June 30, 1998, the Company had cash totaling approximately $465,000 (exclusive of $63,542 set aside for the final payment under the Creditors'
Note). Management believes that the Company is in need of additional liquid resources to enable the Company to sustain operations beyond 1998, whether through the exercise of its remaining outstanding Warrants, through the issuance of other equity securities, and/or from other sources. The Company has outstanding 923,555 Class A Warrants and 1,012,000 Class D Warrants; however, there can be no assurance as to whether or to what extent any of such Warrants may be exercised. In addition to such potential equity financing, management of the Company is exploring possibilities for bank financing or other debt financing, although the Company has no commitments for any such financing.

     The Company's history of operating losses, the likelihood of ongoing operating losses, and the need to raise additional financing to sustain ongoing operations and pay the Company's liabilities as they mature, has caused the Company's independent auditors to include a "going concern" qualification in their opinion on the Company's financial statements as of December 31, 1997 and for the year then ended. If the Company is unable to raise additional financing, the Company may be required to sell certain assets (such as its interest in the Team) to raise required cash, or may be required to again seek the protection of the Bankruptcy Court. Although management continues to explore various financing alternatives, the Company does not have any commitments with respect to any additional financing.




Purchase of Interest in Heroes

     In 1994, the Company purchased limited partnership interests in Heroes, the limited partnership that owns the Team.


     As of June 30, 1998, the Company owned a 16.82% limited partnership interest in Heroes. The cost of the Company's limited partnership interests was $284,375 paid in cash, including $14,875 paid to persons who were then directors and executive officers of the Company.


     The Company is using the equity method to account for its investment in Heroes. The operations of Heroes are highly seasonal because the Team does not play any games during the first and last quarters of the year.


     Historically, the Company's share of the net income of Heroes has been $90,000 or more in each year, and the Company has received cash distributions from Heroes in amounts ranging from $35,000 to $100,000 in each year. On February 10, 1998, the Company received from Heroes the sum of $98,994, representing the Company's full distributions from Heroes with respect to the 1997 year.


Seasonality


     The Company's cash flow from operations is significantly greater in each spring, summer and fall than in the winter months when Skylands Park is not rented for outdoor events, and the

Company relies upon income generated by its other businesses. In the event that the Company is unable to generate sufficient cash flow from operations during the seasons of full operations, or the Company is unable to develop or acquire additional businesses which will generate cash flow in the off-season, the Company may be required to utilize other cash reserves (if any) or seek additional financing to meet operating expenses, and there can be no assurance that there will be any other cash reserves or that additional financing will be available or, if available, on reasonable terms.


Year 2000 Compliance

  The Company is not itself dependent to any significant extent on computer or other embedded information systems, nor, to the Company's knowledge, are any of its customers dependent on computer or other embedded information systems in such customers' dealings with the Company. Certain of the Company's vendors and suppliers may, however, be so dependent, although the Company has not yet undertaken any investigation to determine the nature or extent of any Year 2000 issues that may be posed by vendor unpreparedness. Thus, while the Company will not be required to incur any material costs or expenses in order to adapt, modify or upgrade its information systems to be Year 2000 compliant, the Company still needs to determine the degree of its vendors' preparedness and whether alternate suppliers will be needed or available in the event of any disruption in supply of goods or services to the Company. The Company expects to discuss with its key vendors the status of their Year 2000 readiness in the fourth quarter of 1998, and to promptly thereafter identify possible alternative suppliers to the extent that such action may be called for based on any relative lack of Year 2000 readiness by existing suppliers. The Company does not expect the costs of this investigation to be material.

New Accounting Pronouncements

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that certain long-lived assets be reviewed for possible impairment and written down to fair value, if appropriate. The Company adopted this new pronouncement in 1996, and the impact of adoption has not had a material effect on the Company's financial statements.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," requires companies to measure employee stock compensation plans based on the fair value method of accounting. However, the statement allows the alternative of continued use of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," with pro forma disclosure of net income and earnings per share determined as if the fair value based method had been applied in measuring compensation cost. The Company provides pro forma disclosure.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128, "Earnings Per Share" ("SFAS 128"), which is effective for financial statements for both interim and annual periods ending after December 31, 1997. The Company adopted SFAS 128 in the fourth quarter of 1997. SFAS 128 replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period and excludes all dilution. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. SFAS 128 had no impact on the loss per share for the year ended December 31,1996.

  Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosure about Segments of an Enterprise and Related Information," was issued in July 1997, and is effective for periods beginning after December 15, 1997. SFAS 131 introduces a new model for segment reporting, called the "management approach." The management approach is based on the way the chief operating decision maker organizes segments based on product and services, geography, legal structure, management structure or any manner in which management desegregates a company. The management approach replaces the notion of industry and geographic segments in current Financial Accounting Standards Board standards. The Company intends to adopt SFAS 131 in its 1998 financial statements and the impact of adoption is not expected to have a material effect on the Company's financial statements.

                                    BUSINESS


     The Company was incorporated in the State of New Jersey in August 1991, under the name "Skylands Park Management, Inc." The Company has developed a regional sports entertainment and recreation center in Sussex County, New Jersey, known as the Skylands Park Sports and Recreation Center (the "Complex"). Sussex County is located in the heart of New Jersey's "Skylands" region (comprised of the counties of Sussex, Warren, Passaic, Morris and Hunterdon), approximately 50 miles northwest of New York City. The Complex has been designed with a view to addressing both the entertainment interests and the sports and other recreational needs of the region's diverse population (including interest in spectator sports, and the need for equipment and practice facilities for participatory sports and activities), including tourists who visit the region annually. The Company also seeks to take advantage of the related market for sporting goods, sports apparel and sports collectibles.

     The centerpiece of the Complex is Skylands Park, which is a 4,300 seat professional baseball stadium, and is, among other things, the home of the New Jersey Cardinals (the "Team"), a Class "A" Minor League affiliate of the St. Louis Cardinals Major League baseball franchise of the National League. The Company has a minority ownership interest in Minor League Heroes, L.P. ("Heroes"), the limited partnership that owns the Team. The Team is a member of the New York-Penn League. Skylands Park was placed in operation in April 1994, and the Team has played all of its home games at Skylands Park during the 1994 through 1998 minor league baseball seasons.


     During the 1998 calendar year, in addition to the Team's 38 regular season home games, Skylands Park hosted a total of 28 college, high school and other amateur game dates, including eight home games of the New Jersey Diamonds, a team owned and operated by the Ladies Professional Baseball ("LPB") league. LPB suspended operations early in the 1998 baseball season, and it is uncertain whether or when LPB will resume operations.

     The other portions of the Complex follow a courtyard village design theme, and include a recreation facility containing batting cages, a sports video parlor, mini-gym, children's party room and sports collectibles store; a wholesale and retail sporting goods outlet; and an exhibit hall. On game days during the first part of the 1998 baseball season, the Company operated, in the exhibit hall, a sports lounge serving beer, wine, soft drinks and light snack foods; however, due to a lack of business, the Company has terminated the sports lounge operation, and it is currently considering other potential uses of the exhibit hall (although the Company has not entered into any commitments or agreements regarding any such alternate uses).

     In 1994 through 1996, the Company published six issues of BarnStorming: New Jersey's Baseball Magazine, a baseball magazine edited by Phil Pepe, a nationally syndicated sports columnist and author. The Company did not realize a profit from the magazine, and the Company has discontinued publication of BarnStorming.

     The Company currently operates, in the Complex, a Skylands Sporting Goods store, which sells, year-round both at retail and at wholesale, a broad range of sporting goods relating to baseball and other sports, and Team paraphernalia and apparel.

     The Company has invested in a 50% stock interest in Stadium Capital, which is a start-up joint venture between the Company and certain affiliates of Golf Stadiums, Inc., William F. Rasmussen and Glenn J. Rasmussen. Stadium Capital has been formed for the purpose of designing, developing and operating a "Stadium Golf" resort destination (including two 18-hole professional golf courses and related facilities) in Naples, Florida. The prospects for this joint venture are substantially dependent upon Stadium Capital raising substantial debt and/or equity financing, of which there is no assurance.


     The Company also intends to utilize the professional skills and collective sports-related backgrounds of its management team to provide strategic, financial and operational consulting services to small to mid-sized professional franchise owners and sports facility operators. Such backgrounds include Mr. Stoffel's three years of experience as Vice President and Chief Controller of the New York Yankees, Mr. Levine's five years of experience as an executive officer of a publicly traded sports memorabilia and collectibles company, and Mr. Gordon's and Mr. Klee's eight years of experience as managing owners and operators of minor legal baseball teams. However, the Company has not yet entered into any definitive consulting arrangements.


     The Company filed a voluntary petition for reorganization with the United States Bankruptcy Court for the District of New Jersey (the "Court") on June 1, 1994. Such filing was precipitated by a lack of capital at that time, and was made in order to enable the Company to arrange a more orderly payment and resolution of its obligations. On April 13, 1995, with the requisite approval of the Company's creditors, the Court approved and confirmed the Company's plan of reorganization (the "Plan"), and pursuant to the Plan, the Company has paid substantially all of its pre-petition liabilities at their original principal amounts. See "Plan of Operations and Management's Discussion and Analysis of Financial Condition and Results of Operations - Plan of Reorganization."

     In November 1996, in order to create additional available authorized but unissued shares of Common Stock, and in an effort to increase the market price of the Common Stock (in anticipation of stricter NASDAQ listing requirements), the Company effected a 1-for-10 reverse stock split in respect of the then-outstanding Common Stock.

Skylands Park

     The first and most significant of the businesses of the Company is the operation of Skylands Park, which includes clubhouses, concession stations and press accommodations as well as 10 private "skybox" suites. Each suite contains indoor and outdoor seats overlooking the field and offers other amenities, including private food and beverage service. These suites are available for leasing primarily on an annual basis.

     It is anticipated that the Team will play all of its home games during each minor league baseball season at Skylands Park. The Company has agreed to rent Skylands Park to the Team for a base rent of $1,100 per game plus utilities (prorated based on usage) and a 20% share of signage revenues, and the Company is entitled to retain all parking fees generated at Team games. The Company has also entered into a lease with Ladies Professional Baseball ("LPB") for the use of Skylands Park in the 1998, 1999 and 2000 baseball seasons, and the Company expects to continue to lease Skylands Park for college, high school and other amateur baseball games. However, LPB suspended operations early in the 1998 baseball season, and it is uncertain whether or when LPB will resume operations. See "Business - Agreement with Ladies Professional Baseball."

Minor League Baseball at Skylands Park


     The Company has executed a long-term lease (running through September 2008, subject to prior termination) with Minor League Heroes, L.P. ("Heroes"), the owner of the Team. The Team is a Class "A" Minor League affiliate of the St. Louis Cardinals Major League franchise.

     The Minor Leagues are organized as the National Association of Professional Baseball Leagues and currently consist of four levels of playing ability. These levels, in descending order, are Class AAA, Class AA, Class A and Rookie. Each level has various organized leagues based upon geographic area. The New York-Penn League concluded its 58th year of operation in 1998, and is the longest continuously operating Class "A" professional baseball league in North America. Currently, the League has 14 franchises, all of which are affiliated with a Major League baseball franchise. One franchise is located in Ontario, Canada, two franchises are located in Pennsylvania, two franchises are located in Massachusetts, one franchise is located in Vermont, seven franchises are located in New York State, and one franchise (the Team) is located in New Jersey.

     The Team has been affiliated with the St. Louis Cardinals Major League franchise since 1982, and currently operates under a player development contract which expires after the 2002 Minor League season.

     During the 1994 Minor League season, the Team held 38 regular-season and four playoff home games at Skylands Park. During each of the 1995 through 1998 Minor League seasons, the Team held 38 regular season home games at Skylands Park. Average attendance for each of these games exceeded 4,000 paid admissions. All ticket receipts from Team home games played at Skylands Park are revenues belonging to the Team.


     In the first quarter of 1994, the Company purchased limited partnership interests in Heroes, and the Company now owns a 16.82% interest in Heroes.

Other Events at Skylands Park


     Based on its experience in the 1994 through 1998 seasons, the Company believes that baseball at Skylands Park will not be limited to the professional ranks. College games, both regular and post-season tournament play, as well as high school and other amateur leagues, have used and continue to seek to use the Skylands Park facilities. In the 1994 calendar year, a total of 53 college, high school and other amateur baseball games were held at Skylands Park, and for the 1995, 1996 and 1997 calendar years, a total of 98, 61 and 91, respectively, amateur baseball games were played at Skylands Park. In the 1998 calendar year, a total of 28 non-Team baseball game dates were held at Skylands Park, including eight home games of the New Jersey Diamonds of the LPB.

     In the 1994 calendar year, the Company also held seven concerts at Skylands Park, and leased a portion of the Complex for two professional wrestling events. In 1995, such additional events, including concerts, antique and craft fairs, sports card shows, and art and travelling exhibits, utilized the Company's facilities for a total of 24 calendar dates. Although the Company did not host any such additional events in 1996, and only one concert in 1997 and two professional wrestling events in 1998, management of the Company is pursuing alternative arrangements for hosting such types of events on a basis which will minimize the Company's risk of incurring losses from such events. All of these events have produced and are expected to produce revenue for the Company in the form of concession sales, facility rental fees or ticket sales, parking fees, corporate sponsorship of events, and value enhancement of fence signs and corporate skyboxes; however, in many instances, cash revenues from these events were not sufficient to cover the Company's cash expenses. The profitability of Skylands Park will be largely dependent upon receiving adequate revenues from these ancillary events.

     The Complex also includes a 6,300 square foot exhibit hall, which houses baseball and other sports exhibits of local, regional, and national interest. The Company held a dedication ceremony for the exhibit hall in December 1995, at which time the initial exhibits included a 38-piece collection of limited edition lithographs portraying great moments in Major League baseball parks; photographs, newspapers and paraphernalia chronicling the history of the New Jersey Cardinals franchise and the Sussex County Colonels; commemorative plaques and photographs from the Sussex County Sports Hall of Fame; and autographs and memorabilia of past and present Major League baseball players. On game days during the first part of the 1998 baseball season, the Company operated, in the exhibit hall, a sports lounge serving beer, wine, soft drinks and light snack foods; however, due to a lack of business, the Company has terminated the sports lounge operation, and it is currently considering other potential uses of the exhibit hall (although the Company has not entered into any commitments or agreements regarding any such alternate uses).


Land Acquisition

     The Complex is located on a tract of land owned by the Company, consisting of approximately 28.5 acres located in Frankford Township, New Jersey at the intersection of U.S. Highway 206 and Sussex County Route 565. The land was acquired by the Company at a cost of approximately $1,202,000, and as part of the purchase agreement, the seller of the land agreed to pay up to 50% of the costs for installing certain roads and other sitework improvements. The Company does not expect to receive any such payments in respect of site work improvements until the seller begins to develop its adjoining properties at some indeterminate time in the future.

Construction of the Complex and Government Regulations


     Baseball facilities to be used by Minor League teams must meet certain standards established by Major League Baseball and the National Association of Professional Baseball Leagues. Skylands Park has been designed to meet or exceed all such required standards. Gould Evans Associates, the architectural consultant for Major League Baseball, has issued its approval of the stadium design on behalf of Major League Baseball.

     As part of the construction of Skylands Park, the Company was required, under applicable environmental regulations, to construct and install a wastewater treatment system. The cost of this system was approximately $700,000, and the Company expends approximately $62,000 per year in connection with the operation, inspection and testing of the system. Other than such wastewater treatment system, the Company was not and is not required to incur any material costs and expenses in order to comply with federal, state or local environmental laws and regulations relating to its current operations.

     The Company has been issued a permanent certificate of occupancy for all of the existing facilities in the Complex, and has received final site plan approval from Frankford Township.

The Company has also received and has in effect all other required licenses and permits (including food, beverage and liquor licenses) for the operation of Skylands Park and the Complex. The sale of alcoholic beverages at Skylands Park entails the risk of liability under so-called "dram shop" laws.

The Barn

     The Company has built a 16,500 square foot indoor recreational facility on the grounds of the Complex, known as "The Barn." The Barn is intended to provide sports and entertainment activities for fans on game days, including facilities for the casual visitor to Skylands Park, for the serious athlete looking to improve his or her skill level in baseball, and for those seeking a specially planned program such as a birthday party or a group sports activity. The Barn is open twelve months a year, and contains five baseball and softball batting cages, a soft-play area, a sports video parlor, a children's party room, a mini-gym for half-court basketball, and an aerobics court. A professional batting/pitching tunnel, which is used by the Team during the Minor League baseball season, is also available for private instruction. The Barn also houses Bob's Hot Corner, which is space leased by an unaffiliated third party, in which such third party sells sports collectibles for his own account.

Skylands Sporting Goods

     Since May 1993, the Company has operated Skylands Sporting Goods as both a retail and wholesale distributor of a broad range of sporting goods, including baseballs, bats and gloves, Team paraphernalia and apparel, and equipment related to other sports such as basketball, football and hockey. The store encompasses approximately 3,000 square feet, of which approximately one-half is dedicated to the retail business. It is expected that volume purchasing derived from outfitting school teams, recreation leagues, and local amateur teams will enable the Company to provide discounted prices to retail customers.

  The Company has been authorized by Heroes to sell Team apparel and merchandise in the Skylands Sporting Goods store; such items are sold for the account of Heroes, which pays the Company a 20% commission on all such sales made in the Skylands Sporting Goods store. Skylands Sporting Goods also sells licensed apparel and other merchandise bearing the logos and symbols of other professional teams; in such cases, the manufacturer or procurer of the goods is licensed or sublicensed to utilize such intellectual property rights, and like other sporting goods stores, the Company purchases such goods from the manufacturer or a distributor, and offers such goods for sale in its store.

Stadium Golf

     In the first quarter of 1998, the Company began to implement the transactions contemplated by its October 1997 letter of intent with certain affiliates of Golf Stadiums, Inc., William F. Rasmussen and Glenn J. Rasmussen. Pursuant to such transactions, the Company and the Rasmussens' affiliates have formed Stadium Capital, which has as its purpose the planning, construction, development and operation of a "Stadium Golf" resort destination (including two 18-hole professional golf courses and a related "Stadium" facility containing luxury boxes and/or condominium units, grandstand seating, telecast facilities, professional golf facilities and dining and locker room amenities) in Naples, Florida. The Company currently owns 50% of the outstanding stock of Stadium Capital, in consideration of which the Company has contributed to Stadium Capital an aggregate of $150,000 in cash. In addition, the Company has paid the sum of $25,000 to Golf Stadiums, Inc. in reimbursement of certain pre-organization expenses relating to Stadium Capital, and has agreed to issue to two affiliates of the Rasmussens an aggregate of 1,000,000 Class D Warrants (subject to a restriction prohibiting such Class D Warrants and any shares issuable thereunder from being sold or transferred at any time prior to March 31, 2000 without the Company's written consent).

     Stadium Capital entered into binding commitments for the purchase of land in Naples, Florida on which it proposed to develop this golf facility; however, due to the failure to raise the necessary funding to complete the purchase of such land, Stadium Capital's purchase rights have been terminated. Based on the assumed development of such land, Stadium Capital's budget called for a total of $66,250,000 to be spent for the acquisition, development and initial promotion of this facility. There can be no assurance as to whether or when Stadium Capital will be able to secure another development site or obtain any or all of the required financing for its business plan, although the Company is hopeful that its investment in Stadium Capital may eventually enable the Company to mitigate the problems of seasonality inherent in the Company's current business.


BarnStorming Magazine


     In 1994 through 1996, the Company published six issues of BarnStorming: New Jersey's Baseball Magazine, a baseball magazine edited by Phil Pepe, a nationally syndicated sports columnist and author. The Company did not realize a profit from the magazine, and the Company has discontinued publication of BarnStorming.


Insurance


     The Company maintains all-risk and general liability insurance covering personal injury which may be suffered by patrons of Skylands Park and the other facilities in the Complex, with limits of coverage of $1,000,000 per occurrence and $2,000,000 in the aggregate. The Company also maintains approximately $9,000,000 of property damage insurance coverage. The Company is also named as an additional insured on its concessionaire's liability insurance coverage, which includes coverage relating to "dram shop" liability. Although the Company believes that such insurance coverage will be adequate to insure against the risks relating to the ownership and operation of the Complex, there is no assurance that such insurance coverage will continue to be available at commercially reasonable rates, or at all, or that if available, such coverage will be sufficient to insure against potential liability which the Company may incur in the future.


     The Company also maintains casualty and liability coverage in respect of the Skylands Sporting Goods store, in amounts which the Company believes to be normal and customary for such types of operations.

Competition


     Located in northwest New Jersey, Sussex County is part of the State's Skylands region, comprising the counties of Sussex, Warren, Passaic, Morris and Hunterdon. According to a 1993 report of the Sussex County Office of Economic Development and the Sussex County Chamber of Commerce (which report relied in substantial part on information contained in a 1992 survey by the New Jersey Department of Travel & Tourism), the Skylands region generated $1.6 billion in tourism expenditures in 1991, with Sussex County accounting for more than $125 million. Approximately 4,200 people in Sussex County are employed in tourism-related jobs. Among Sussex County's major tourist attractions are Action Park, Wild West City, Waterloo Village and Space Farms. Other recreation facilities, including the Meadowlands sports facility located in East Rutherford, New Jersey, are also within driving distance from Sussex County. However, the closest Minor League baseball franchises are a Class "A" New York-Penn League team located in Hudson Valley, New York, which is approximately a 55-mile drive from Skylands Park, a Class "AAA" team located in Scranton, Pennsylvania, which is approximately a 70-mile drive from Skylands Park, and a Class "AA" team located in Trenton, New Jersey, which is approximately a 110-mile drive from Skylands Park; and, in addition, owners and developers in the independent Northeast League and Atlantic League have built, are building and/or have proposed the construction of minor league-sized baseball stadiums in Montclair, Newark, Somerset and Atlantic City, New Jersey, and in Mountain Dale and Newburgh, New York, Allentown and Easton, Pennsylvania, and Bridgeport, Connecticut. The closest Major League baseball franchises are the New York Yankees and the New York Mets, respectively located in Bronx County and Queens County, New York. The Company's revenues have been generated primarily from ticket and concession sales generated from events scheduled at Skylands Park (other than Team events), parking fees from events at Skylands Park (including Team games), a percentage of advertising charges for the rental of signs and other advertising at Skylands Park, as well as the Company's recreational facilities, sporting goods store and other businesses. Although the Company believes that Sussex County is a growing market for sports-oriented entertainment, especially as a result of its growing tourism attractions, there can be no assurance that the Company will be successful in marketing its businesses. In this connection, the Company is competing with established companies having substantially greater financial resources than those of the Company, and there can be no assurance that the Company will be able to successfully compete against such companies for the public's entertainment expenditures. The Company's sporting goods business also competes with sporting goods stores operating in the locality of the Complex, and national mail order and catalogue businesses.


Employees

     Barry M. Levine (the Company's President and Chief Executive Officer) and Robert H. Stoffel, Jr. (the Company's Chief Financial Officer) have entered into employment agreements with the Company extending through December 31, 1999 and October 31, 1998, respectively, pursuant to which each of such individuals has agreed to devote the majority of his business time to the affairs of the Company. See "Risk Factors - Dependence on Key Personnel" and "Management - Employment Agreements."

     As of October 5, 1998, the Company had a total of eight permanent employees, consisting of four full-time employees and four part-time employees. The Company also hires additional part-time employees in the spring through the fall seasons, as required for the operation of Skylands Park in connection with games and other events. The Company employs up to a total of 50 such part-time employees per year, of which up to 18 may be at work at any one time.

     None of the Company's employees is represented by any labor union or other collective bargaining unit. The Company has not experienced any significant degree of employee turnover, and the Company believes that its relations with its employees are satisfactory.

Lease with the Team


     The Company has entered into a long-term lease (the "Stadium Lease") for Skylands Park with Heroes, the owner of the Team. Under the terms of the Stadium Lease, the Company was required to construct and make available to Heroes a new Minor League baseball stadium for the Team to play its home games by the spring of 1994. The Stadium Lease commenced June 1, 1994 and expires September 30, 2008. Under the Stadium Lease, Heroes is obligated to pay rent of $1,100 per game scheduled to be played at Skylands Park subject to adjustment in certain instances. Such rent is subject to a 10% increase effective at the beginning of each of the 2001 and 2005 minor league baseball seasons. The rent is payable in installments (each approximately 50%) on August 1 and October 1 of each year. Heroes may cancel the Stadium Lease if: (a) Skylands Park is not constructed as required by the terms of the Stadium Lease, (b) Skylands Park does not meet all minimum requirements under the Professional Baseball Agreement ("PBA") among the Minor Leagues' governing organizations, or (c) at any time during any Minor League baseball season, Skylands Park does not meet the requirements as set forth in the PBA. In addition, Heroes may terminate the Stadium Lease after the Minor League baseball seasons of 2003, 2004, 2005, 2006 and 2007 during the period from October 1 through November 30 if: (i) the average paid attendance for Team games during the immediately preceding baseball season was less than 900 people per game, and (ii) the Team did not realize an operating profit in its previous fiscal year. The Stadium Lease will automatically terminate if the New York-Penn League is disbanded, or if the Team is required to relocate from Skylands Park or is disbanded by the New York-Penn League or Major League Baseball (other than for reasons of Heroes' or the Team's bankruptcy, financial mismanagement or non-compliance with rules and regulations). In the event of such termination, a penalty of $70,000 will be payable by Heroes to the Company. Heroes may voluntarily cancel the Stadium Lease by payment of a lump sum equal to 75% of the remaining outstanding rent (based upon an assumed $35,000 rent per year). In addition, if the New York-Penn League is disbanded, the Stadium Lease will be terminated without any further obligation of the parties.


     The Team is entitled to play its regular season and post-season home games and hold pre-season training and practice sessions open to the public at Skylands Park. The Team is entitled to exclusive use of the home clubhouse and batting/pitching tunnel on days that Team home games are to be played ("Game Days"). The Company has the right to schedule other activities at Skylands Park for such times as will not materially interfere with the Team's scheduled games.

     All parking facilities are operated by the Company and the Company is entitled to retain all revenues derived therefrom. Heroes is required to provide and pay for the following with respect to Game Days: (i) game staff personnel, such as ushers, ticket takers and P.A. announcers, (ii) security personnel during the Team games and open practices, (iii) medical personnel, and (iv) skybox attendants. The Company is required to provide all utilities but Heroes pays the cost of such utilities pro-rated according to their use.

     Heroes sets admission prices for Game Days and retains all Game Day admission revenues, except that the Company is entitled to establish the price for, and retain all revenues from, admissions to skyboxes at Skylands Park for all events; provided that (a) the price of game tickets for Team games (valued at box seat prices) is to be paid to Heroes out of the Company's skybox revenues, and (b) Heroes is provided with one skybox during the minor league baseball season. On Game Days, Heroes has the exclusive right to sell, and retain revenues from the sale of, food, beverages and souvenirs of the Team. During the off-season, Heroes has the right to use the Skylands Park souvenir shop to sell Team souvenirs subject to paying a 20% commission to the Company on all such sales, or, at Heroes' option, a fixed fee of $825 per month (subject to 10% escalations in each of the 2000 and 2004 minor league baseball seasons).

     The Company is required, at its sole expense, to (i) perform all maintenance work necessary both before and during the minor league baseball season to maintain Skylands Park in conformity with standards maintained generally by minor league baseball facilities, (ii) provide the Team with an administrative office at Skylands Park, and (iii) provide and maintain radio and television broadcast facilities at Skylands Park. Heroes is entitled to all revenues derived from broadcasts of the Team activities, as well as revenues from the sale of, and advertising in, scorebooks, year-books, media guides and other sponsorships associated with the Team. The Company, on the other hand, retains the exclusive right to sell, and retain revenues from the sale of, sponsorships attributable to the name of Skylands Park and the exhibition space within Skylands Park. However, if the Company sells a sponsorship package which includes the name of Skylands Park for an amount in excess of $250,000, Heroes will receive 10% of the price of such sponsorship. Revenues received from sign rentals and advertising in Skylands Park are divided 80% to Heroes and 20% to the Company.

     In the event of casualties such as fire, earthquake, rain, flood or any other acts of God, the Company is not required to restore or rebuild Skylands Park, and Heroes may terminate the Stadium Lease. In the event any portion of the property is taken by eminent domain which results in loss of use of Skylands Park by the Team, Heroes may terminate the Stadium Lease. The Company and Heroes have agreed to indemnify each other from all damages, losses and liabilities caused by or arising from any breach of the Stadium Lease.


Agreement with Ladies Professional Baseball

     In February 1998, the Company entered into a lease agreement with Ladies Professional Baseball ("LPB"), which owns and operates a professional women's baseball league which is to include, commencing in the 1998 baseball season, a franchise to be owned and operated by the league and to be known as the New Jersey Diamonds (the "Diamonds"). Pursuant to the lease agreement, the Diamonds were expected to play all of their home games at Skylands Park in each of the 1998, 1999 and 2000 baseball seasons. Base rent under the lease is at the rate of $1,300 per game. In 1998, the Diamonds were scheduled to play 28 home games at Skylands Park, resulting in a base rent of $36,400 for the year; however, in July 1998, LPB announced that, due to low attendance and projected economic losses, it was canceling all further league games for the balance of 1998, including the remaining 20 Diamonds home games. LPB's public announcement suggested that LPB was attempting to secure additional financing to enable it to resume operations in 1999 or thereafter; however, there can be no assurance as to whether or when LPB will resume operations, and the Company is uncertain if LPB will satisfy the remaining lease payments, consisting of the second half of payments for 1998 and all of 1999 and 2000. LPB is currently in default under its lease with the Company, and the Company has the immediate right to terminate such lease and/or bring legal action against LPB for the unpaid rent and lost concession income and parking revenues for the second half of the 1998 season and the anticipated loss of rentals, concession income and parking revenues for the 1999 and 2000 baseball seasons (subject to reduction of damages in the event and to the extent that the Company is able to secure an alternate tenant to cover the dates on which LPB would have utilized Skylands Park). The prospects for any collection from LPB are uncertain.

  If LPB resumes operations in 1999, LPB's lease with the Company further provides that LPB will be responsible for providing game day personnel and security, and the Company will be responsible for stadium maintenance, traffic control and parking. LPB is entitled to retain all revenues from admissions to Diamonds games and all revenues from the sale of LPB's souvenirs, and to receive 30% of all net receipts from sales of food and non-alcoholic beverage concessions during Diamonds games. The Company will retain 70% of all net food and non-alcoholic beverage concession receipts (after payments to the Company's concessionaire), 100% of alcoholic beverage concession receipts, and 100% of parking fees.


Other Leases


     The Company is party to a lease with Robert Adams d/b/a Bob's Hot Corner ("Adams") which expires on December 31, 1998, pursuant to which the Company is leasing to Adams a 400 square foot area in the Barn, within which Adams operates his own store. The lease provides for average rent of $500 per month plus various escalations calculated as a percentage of annual sales, if any, in excess of $75,000. Adams' store uses the leased space to display and sell trading cards and sports memorabilia except cards depicting or relating to the New Jersey or St. Louis Cardinals or the New York-Penn League. The Company is required to supply heating, cooling and electricity and the use of a cash register, display cases and storage space. Adams is obligated to organize and conduct, for the Company, sports card shows in Skylands Park or any other location reasonably selected by the Company, in consideration of which he will receive 10% of the total fees received by the Company from exhibitors at the shows.





Litigation


     On June 1, 1994, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The petition was filed in the United States Bankruptcy Court for the District of New Jersey, and the case was assigned Case No. 94-23761. On April 13, 1995, with the requisite approval of the Company's creditors, the Plan was approved and confirmed by the Court. The Company has since paid substantially all of its pre-petition liabilities at the original principal amounts thereof, in accordance with the Plan. See "Plan of Operations and Management's Discussion and Analysis of Financial Condition and Results of Operations - Plan of Reorganization."


     The Company is not party to any other material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

     The members of the Board of Directors and executive officers of the Company are as follows:

Name                      Age   Position
----                      ---   --------

Barry M. Levine           54    President, Chief Executive Officer, and Director

Robert H. Stoffel, Jr.    58    Vice President, Chief Financial Officer, Chief
                                Accounting Officer, and Director




Barry J. Gordon           53    Director

Marc H. Klee              43    Director


     All directors are elected at the annual meeting of shareholders and hold office until the next annual meeting and until their successors have been elected and qualified. Officers are elected by and hold office at the discretion of the Board of Directors.


     The following sets forth biographical information as to the business experience of each executive officer and director of the Company.


     Barry M. Levine was elected a Director and the President and Chief Executive Officer of the Company in October 1996. From March to October 1996, Mr. Levine was unemployed. From December 1991 through March 1996, Mr. Levine held various offices (including, at varying times, President, Chief Executive Officer, Executive Vice President, Chief Financial and Administrative Officer, Vice President-Finance and Administration, and Treasurer) in, and from April 1994 through March 1996 was a Director of, Sports Heroes, Inc. ("SHI"), a publicly traded company which was engaged primarily in the business of acquiring and marketing sports memorabilia and related collectible items. Mr. Levine resigned from SHI in March 1996, and subsequently, in May 1996, SHI filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code; and in October 1996, such case was converted to a proceeding under Chapter 7 of the United States Bankruptcy Code. Prior to his employment with SHI, Mr. Levine was Chief Financial Officer of Pharmos Corporation (a New York-based pharmaceutical company), and from 1984 to 1991 he was Chief Financial Officer of Cardio Fitness Corporation. Mr. Levine is also a certified public accountant, and spent sixteen years with a certified public accounting firm, where he was a partner.

     Robert H. Stoffel, Jr. has been Vice President, Chief Financial Officer and Chief Accounting Officer of the Company since January 1993, and a Director of the Company from May 1995 to June 1995 and from February 1996 to the date of this Prospectus. Mr. Stoffel has been an independent financial consultant from 1990 to the present, serving several contract research organizations in the pharmaceutical field. Specifically, Mr. Stoffel has been working in the areas of acquisitions and accounting systems. From 1987 to 1990, he was Vice President and Chief Controller for the New York Yankees, reporting directly to its Managing General Partner and Principal Owner George Steinbrenner. Mr. Stoffel has over 30 years of professional experience in the area of finance.




     Barry J. Gordon has been a Director of the Company since October 1996. Since 1980, Mr. Gordon has been President and a Director of American Fund Advisors, Inc., a money management firm, and has served as Chairman of the Board of that company since 1987. In addition, Mr. Gordon is a Director of Winfield Capital Corp., a publicly traded small business investment company, a Director of Hain Food Corp., a publicly traded specialty foods product company, and President of the John Hancock Global Technology Fund, a mutual fund specializing in telecommunications and technology securities. From April 1989 to March 1996, Mr. Gordon was also a Director of SHI. Mr. Gordon is also the Chairman and Chief Executive Officer of the general partner of Heroes, which is the limited partnership that owns the Team. Mr. Gordon is also Chairman and Chief Executive Officer of the general partner of the limited partnership that owns the Norwich Navigators, a Class "AA" minor league affiliate of the New York Yankees.


     Marc H. Klee has been a Director of the Company since October 1996. Since May 1984, Mr. Klee has been Senior Vice President and a Director of American Fund Advisors, Inc., and since May 1987, Mr. Klee has also been Senior Vice President of John Hancock Technology Series, Inc., a mutual fund specializing in technology securities. Mr. Klee is also the Treasurer and Secretary of the general partner of Heroes, and the Vice President, Treasurer and Secretary of the general partner of the limited partnership that owns the Norwich Navigators.


Executive Compensation


     The Company did not pay any cash compensation to its executive officers in 1991 or 1992. Although compensation for services was paid to certain executive officers in 1992 through the issuance of certain shares of Common Stock (see "Certain Transactions"), and cash compensation was paid in 1993 and thereafter, no executive officer or other employee received total compensation in excess of $100,000 in any of 1991, 1992, 1993, 1994, 1995 or 1996. See "Certain
Transactions."


     The following table shows all compensation of all types paid or accrued in the Company's three most recent full fiscal years for services rendered in all capacities by the Company's Chief Executive Officer.


Name and Principal                                                 Total Compensation
Position                   Year      Salary      Options/SAR's (#)    Paid or Accrued
--------                   ----      ------      -----------------    ---------------
Robert A. Hilliard         1995    $ 77,175(2)           0             $77,175(1)(2)
Chairman and
Chief Executive Officer    1996    $ 81,000(3)       5,000(4)          $81,000(1)(3)

Barry M. Levine            1996    $ 31,250(5)      15,000             $31,250(1)(5)
President and
Chief Executive Officer    1997    $125,000              0             $   125,000(1)

----------

(1) Does not include benefits or perquisites in an aggregate amount which is less than 10% of the total compensation for the subject year.




(2)  Consists of $30,000 paid in cash, and an additional $47,175 accrued.

(3)  Consists of $7,500 paid in cash, and an additional $73,500 accrued.

(4) Consists of 5,000 stock options which were repriced in 1996, and have since lapsed without exercise.

(5) Consists of $31,250 accrued following the commencement of Mr. Levine's employment on October 1, 1996.


Employment Agreements


     The Company entered into an employment agreement with Mr. Levine in October 1996, pursuant to which Mr. Levine is to serve as President and Chief Executive Officer of the Company through December 31, 1999 at an annual salary of $125,000. Mr. Levine agreed to accrue and defer receipt of his salary and other cash compensation through June 30, 1997, to the extent required by the Company's lack of cash resources.

     The Company has also entered into an amended employment agreement with Mr. Stoffel, pursuant to which Mr. Stoffel is to serve as Vice President and Chief Financial Officer of the Company through December 31, 1999 at an annual salary of $78,000.

     Under the terms of their respective agreements, each of Messrs. Levine and Stoffel is required to devote the majority of his business time to the affairs of the Company, and is prohibited, for the duration of his employment agreement, from engaging in any activities which are competitive with the businesses of the Company.

Director Compensation


     The Company has adopted a policy whereby the Company will pay each non-employee director $500 per year for serving in such capacity, in addition to reimbursement of out-of-pocket expenses in connection with attending directors' meetings. To the date of this Prospectus, although there have been numerous directors' meetings, no such directors' fees or expenses have been paid or accrued, and all of such fees in respect of prior meetings have been waived. All current non-employee directors have agreed to waive such fees for their current term of office.


Stock Option Plan

     The Company's 1993 Stock Option Plan (the "Stock Option Plan") was adopted by the Company's Board of Directors on April 14, 1993, was approved by a majority of the Company's shareholders on July 23, 1993, and became effective on August 9, 1993. The Stock Option Plan provides for the granting of options to key employees (including officers), non-employee directors and consultants to purchase up to 53,571 shares of Common Stock which are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code, as amended, or as options which are not intended to meet the requirements of such section.

     The Stock Option Plan provides for its administration by an administrative committee of two directors (the "Committee") which has discretionary authority, subject to certain restrictions, to determine the number and type of options to be granted and the individuals to whom, the times at which and the exercise price for which options will be granted.

     The exercise price of all options granted under the Stock Option Plan must be at least equal to the fair market value of the underlying shares of Common Stock on the date of the grant, or, in the case of Incentive Stock Options granted to an individual owning more than 10% of the Company's outstanding voting shares, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which options may be granted is ten years from the date of grant (five years in the case of an Incentive Stock Option granted to an individual owning more than 10% of the Company's outstanding voting shares). The aggregate fair market value (determined at the date of the option grant) of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year may not exceed $100,000.


     Through October 23, 1998, an aggregate of 42,500 options granted under the Stock Option Plan had been exercised (40,000 by executive officers and directors, all in 1997), and 5,000 options had lapsed without exercise. As of October 23, 1998, 2,000 options remained outstanding under the Stock Option Plan, and 9,071 options remained available for future issuance under the Stock Option Plan.

     The following table sets forth all stock option exercises by executive officers and directors of the Company during the fiscal year ended December 31, 1997, the "value" (i.e., the amount by which the fair market value of the underlying common stock exceeded the option exercise price on the date of exercise) realized upon such exercises, and the number of remaining options held by executive officers and directors of the Company as of December 31, 1997.




                                                                   Number of          Value of
                            Shares Acquired on      Value      Unexercised Options  Unexercised
Name                             Exercise         Realized        at Year End         Options
----                             --------         --------     -------------------  -----------
Barry M. Levine                   15,000           $22,500             0                 --

Robert H. Stoffel, Jr.             5,000           $18,100             0                 --

Barry J. Gordon                   10,000           $14,688             0                 --

Marc H. Klee                      10,000           $14,688             0                 --

Stock Award Plan





     In December 1996, the Board of Directors adopted a Stock Award Plan pursuant to which, subject to the achievement of certain targets, the Board of Directors is given the authority to grant, to such members of the Board, executive officers, key employees and consultants to the Company as may be determined by the Board, the right to purchase up to an aggregate of 1,000,000 shares of Common Stock at a nominal price for a limited period of time. Up to 250,000 shares of Common Stock may be awarded from time to time if and after the Company receives gross proceeds of $2,000,000 between the date of adoption of the Stock Award Plan and December 31, 1997 from issuances of equity securities of the Company, and up to an additional 250,000 shares of Common Stock may be awarded from time to time if and after the Company receives additional gross proceeds (over and above the first $2,000,000) of $2,200,000 or more, on or before December 31, 1998, from issuances of equity securities of the Company. Up to an additional 250,000 shares of Common Stock may be awarded from time to time if and after the Company achieves a positive cash flow from operations for any two consecutive fiscal quarters, and up to an additional 250,000 shares of Common Stock may be awarded time to time if and after the Company achieves an operating profit for any two consecutive fiscal quarters. In the event and to the extent that any person to whom any such award may be granted shall fail to timely purchase the subject shares of Common Stock, then such shares will again become available for award under this plan.

     The first threshold for awards under the Stock Award Plan (i.e., the Company's receipt of gross equity proceeds of $2,000,000 on or before December 31, 1997) was satisfied, and by reason thereof, in April 1998, the Board granted to Messrs. Levine, Stoffel, Gordon and Klee the right to purchase 70,000, 50,000, 65,000 and 65,000 shares, respectively, of Common Stock at $.25 per share at any time and from time to time through October 31, 1998. Through October 23, 1998, these individuals exercised their rights under the Stock Award Plan and purchased 155,228 shares of Common Stock. The Company recognized compensation expense in the second quarter of 1998 based on the excess of the fair market value price per share of Common Stock over the $.25 exercise price under all of the options granted. This resulted in a compensation expense recorded in the second quarter of 1998 of $734,375.

                              CERTAIN TRANSACTIONS



     In October 1993, the Company and Robert H. Stoffel, Jr. entered into an agreement whereby, in lieu of Mr. Stoffel's receiving certain shares of Common Stock (which were originally to be transferred to Mr. Stoffel as an inducement for entering into employment with the Company), the Company agreed to pay to Mr. Stoffel a total of $35,000. Of such $35,000, a total of $25,000 has been paid in cash, and the remaining $10,000 was paid in 1996 by the issuance to Mr. Stoffel of an aggregate of 3,230 shares of Common Stock.


     In March 1994, the Company borrowed $100,000 and $6,000, respectively, from Robert A. Hilliard and John C. Ertmann (each of whom was then a director and executive officer of the Company), which loans bear simple interest at 15% per annum and matured in November 1994. Of such amounts, through October 5, 1998, $74,075 had been paid through the issuance of shares of Common Stock to one of such individuals, and the remaining portion of such obligations is now payable in cash or, at the option of the subject creditor, in shares of Common Stock valued at the market price thereof at the time of such payment election. At the time such loans were borrowed, the Company was not able to obtain financing from any other persons at a lower interest rate.


     In April 1994, Barry J. Gordon and Marc H. Klee each loaned the Company the principal amount of $125,000. Such loans were included in the Company's pre-petition obligations to unsecured creditors, and have since been paid or set aside pursuant to the Company's payments under the Creditors' Note.


     Also in April 1994, the Company received an advance from Heroes, the limited partnership that owns the Team, in the aggregate amount of $180,000. This advance consists of unsecured loans in the aggregate amount of $125,000 (which were non-interest-bearing until their due date on October 31, 1994, and thereafter have accrued interest at the rate of 2% per month on the first $60,000 of principal and 1.25% per month on the remaining $65,000 of principal, until fully paid), and the sum of $55,000 which was designated as a prepayment of rentals and advertising fees. Pursuant to the agreements under which the advance was made, Heroes agreed to reimburse the Company for certain additional construction costs to be undertaken by the Company, and reserved the right to satisfy such reimbursement obligations by offset against up to $65,000 of loan principal and reduction of the $55,000 of rent and advertising prepayments. However, as a result of the Company's reorganization proceedings, there are substantial uncertainties relating to Heroes' right to offset its obligations for current rents, fees and reimbursement obligations against its pre-petition advances, and thus, in the Company's financial statements, the Company has continued to reflect the entire $180,000 advance as a loan payable, and includes rents and advertising fees payable by Heroes (totalling $49,000 for the period from June 16, 1994, when the Team played its first game at Skylands Park, through December 31, 1994) in income as and when earned, without regard to either the pre-petition designation of the $55,000 as being "prepayments," or any rights of offset described above.

     Also in April 1994, the Company also borrowed $20,000 from Richard A. Hunsicker (who was then a director of the Company), and in May 1994, the Company borrowed an additional $15,000 from Mr. Hilliard. These loans bear simple interest at 15% per annum and matured in November 1994. Of such amounts, through October 5, 1998, $20,000 had been paid through the issuance of shares of Common Stock to Mr. Hunsicker, and the $15,000 owed to Mr. Hilliard is now payable in cash or, at Mr. Hilliard's option, in shares of Common Stock valued at the market price thereof at the time of such payment election. At the time such loans were borrowed, the Company was not able to obtain financing from any other persons at a lower interest rate.

     The proceeds of the foregoing 1994 loans were used for the construction of the Complex and for working capital. Other than the loans from Messrs. Gordon and Klee and the advance from Heroes (which has been classified and paid or set aside with the Company's other pre-petition liabilities), all of the foregoing loans have been classified separately from the Company's other unsecured pre-petition liabilities within the framework of the Plan, and the remaining $47,115 balance thereof as of October 5, 1998 may be repaid in cash or in shares of Common Stock valued at their market price as of the time election is made to receive payment in such form.

     As of December 31, 1997, in addition to the aforedescribed $180,000 loan, the Company was indebted to Heroes in respect of other pre-petition liabilities subject to compromise (consisting primarily of the unremitted portion of proceeds from season ticket subscriptions collected by the Company on behalf of Heroes) of $81,606. This amount has been repaid or set aside ratably with the Company's other pre-petition liabilities.

     In April 1997, the Company borrowed an additional $40,000 from Heroes. In December 1997, Heroes applied $10,000 of the principal of this loan to exercise 20,000 Class D Warrants, and in March 1998, Heroes applied the remaining $30,000 principal balance of this loan to exercise 60,000 Class D Warrants.


Conflicts of Interest


     Two directors of the Company, Barry J. Gordon and Marc H. Klee, are also executive officers and equity owners in the limited partnership that owns the Team. In light of the potential conflicts of interest, the Company has adopted policies whereby all matters relating to the relationship between the Company and the Team will be determined by directors other than Messrs. Gordon and Klee.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth, as of October 23, 1998, the number of shares of Common Stock owned by each person (including any "group" as used in Section 13(d)(3) of the Exchange Act) known to the Company to be the beneficial owner of more than five percent of the Common Stock, each director of the Company, and all directors and executive officers of the Company as a group.



                                              Percentage of Common Stock
                                Number        --------------------------
                                  of             Before       After
Name and Address of Owner(1)   Shares(2)        Offering    Offering(3)
----------------------------   ---------        --------    -----------
Barry M. Levine                  46,393 (4)       0.7%         0.4%

Robert H. Stoffel, Jr            17,693 (5)       0.2%         0.2%

Barry J. Gordon                  69,163 (6)       1.0%         0.6%

Marc H. Klee                     92,863 (6)       1.3%         0.9%

William F. Rasmussen            500,000 (7)       6.5%         4.4%

Glenn J. Rasmussen              500,000 (8)       6.5%         4.4%

All directors and
executive officers as
a group (four persons)          226,652 (4)(5)(6) 3.1%         2.1%

----------

(1) The address for all persons other than William F. Rasmussen and Glenn J. Rasmussen is c/o Millennium Sports Management, Inc., Ross' Corner, U.S. Highway 206 and County Route 565, P.O. Box 117, Augusta, New Jersey 07822-0117. The address for William F. Rasmussen and Glenn J. Rasmussen is c/o Golf Stadiums, Inc., 2706 Horseshoe Drive South, Naples, Florida 34104.

(2)  All shares are directly held unless otherwise stated.

(3)  Gives effect to the exercise of all of the Warrants.

(4)  Includes 31,193 shares which are subject to currently exercisable options.

(5)  Includes 11,193 shares which are subject to currently exercisable options.

(6)  Includes 26,193 shares which are subject to currently exercisable options.

(7) Consists of 500,000 shares which are subject to currently exercisable warrants issuable to William F. Rasmussen's affiliate, TGT of Naples, Inc.

(8) Consists of 500,000 shares which are subject to currently exercisable warrants issuable to Glenn J. Rasmussen's affiliate, GTG of Naples, Inc.

                            DESCRIPTION OF SECURITIES

General


     The Company is authorized by its Certificate of Incorporation to issue an aggregate of 20,000,000 shares of Common Stock, no par value, stated value $.10 per share, of which 7,188,085 shares are issued and outstanding immediately prior to this offering, and 500,000 shares of preferred stock, without par value (the "Preferred Stock"), of which no shares are issued or outstanding on the date of this Prospectus. All outstanding shares of Common Stock are of the same class, and have equal rights and attributes.


     The following description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

Common Stock

     The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

     The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock following this offering, or if the Company were, at the election of insiders, to issue additional shares of Common Stock in satisfaction of such insiders' pre-petition claims, persons acquiring Common Stock in this offering would have no right to purchase additional shares, and as a result, their percentage equity interest in the Company would be reduced.

     Pursuant to the Company's By-Laws, except for any matters which, pursuant to the New Jersey Business Corporation Act ("New Jersey Law"), require a greater percentage vote for approval, the holders of a majority of the outstanding Common Stock, if present in person or by proxy, are sufficient to constitute a quorum for the transaction of business at meetings of the Company's shareholders. Further, except as to any matters which, pursuant to New Jersey Law, require a greater percentage vote for approval, the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at any meeting (provided a quorum as aforesaid is present thereat) is sufficient to authorize, affirm or ratify any act or action.

     The holders of Common Stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of Common Stock can elect all of the directors to be elected in any election. In such event, the holders of the remaining shares of Common Stock would not be able to elect any directors. The Board of Directors is empowered to fill any vacancies on the Board of Directors created by the resignation, death or removal of directors.

     In addition to voting at duly called meetings at which a quorum is present in person or by proxy, New Jersey Law and the Company's By-Laws provide that shareholders may take action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the shareholders will be given to those shareholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by shareholders and to reduce the corporate expense associated with annual and special meetings of shareholders. Pursuant to the rules and regulations of the Commission, if shareholder action is taken by written consent, the Company is required to send to each shareholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

Preferred Stock

     The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Preferred Stock. It is to be expected that the holders of any series of Preferred Stock, when and if issued, will have priority claims to dividends and to any distributions upon liquidation of the Company and that they may have other preferences over the holders of the Common Stock.

     The Board of Directors may issue one or more series of Preferred Stock without action of the shareholders of the Company. Accordingly, the issuance of Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interest.

Class D Warrants


     The following is a brief summary of the material provisions of the Class D Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company. A copy of such Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     Each Class D Warrant entitles the holder thereof to purchase, at any time from the date of this Prospectus through March 31, 2003, one share of Common Stock at a price of $.50 (plus, to the extent not theretofore paid, the $.10 purchase price per Class D Warrant), subject to adjustment in accordance with the provisions referred to below.

     The Company does not have the right to redeem the Class D Warrants. The exercise price of the Class D Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     The exercise price and number of shares of Common Stock purchasable upon the exercise of the Class D Warrants are subject to proportional arithmetic adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock. The Class D Warrants do not confer upon holders any voting or any other rights as shareholders of the Company.

     1,000,000 Class D Warrants, issuable to two affiliates of the Rasmussens, are subject to a restriction prohibiting such Class D Warrants and any shares issuable thereunder from being sold or transferred at any time prior to March 31, 2000 without the Company's prior written consent.



Class A Warrants


     The following is a brief summary of the material provisions of the Class A Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement (as amended) between the Company and Continental Stock Transfer & Trust Company. A copy of such Warrant Agreement and all amendments thereto have been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     Each Class A Warrant entitles the holder thereof to purchase, at any time through the extended expiration date of December 31, 1998, 2.8 shares of Common Stock at a total price of $2.80, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. In connection with any exercise of the Class A Warrants, the shares of Common Stock issuable to each exercising holder in respect of its Class A Warrants then being exercised will be aggregated, and any fractional share interest will be eliminated.

     The Class A Warrants are subject to redemption by the Company at a price of $.10 per Class A Warrant upon 30 days' prior written notice if the closing bid price of the Common Stock equals or exceeds $32.70 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of the redemption. If the Class A Warrants were redeemed prior to their exercise, the holders thereof would lose the benefit of the market price of the Class A Warrants and/or the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock.

     The exercise price of the Class A Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Class A Warrants are subject to proportional arithmetic adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock; in addition, in the event that, after the date of this Prospectus, the Company issues Common Stock or rights to acquire Common Stock (subject to certain exceptions, including the issuance of Common Stock upon exercise of the Class D Warrants and options outstanding under the Stock Award Plan) at a price per share less than the then-current market price or the exercise price of the Class A Warrants, the number of shares and exercise price per share applicable to the Class A Warrants are subject to adjustment on a formula basis to account for such economic dilution or potential economic dilution. The Class A Warrants do not confer upon holders any voting or any other rights as shareholders of the Company.

Certificate of Incorporation and By-Laws

     The Company's By-Laws provide that each director has one vote on each matter for which directors are entitled to vote. The Certificate of Incorporation and/or the By-Laws also provide that from time to time, by resolution, the Board of Directors has the power to increase the number of directors to up to 6 persons, and to designate the persons to serve in such new directorships. These provisions, in addition to the existence of authorized but unissued capital stock (as to which existing shareholders have no preemptive or other such rights), may have the effect, either alone or in combination with each other, of making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. See "Management - Directors and Executive Officers."

Indemnification of Certain Persons

     The Company's Certificate of Incorporation and By-Laws provide that the Company will indemnify its officers and directors to the fullest extent allowed by the New Jersey General Corporation Law, as it now exists and as it may be amended.

     In connection with the Company's initial public offering consummated in October 1993, the Company agreed to indemnify and hold harmless A.S. Goldmen & Co., Inc. (as underwriter of the offering) and each controlling person of the underwriter from and against any losses or claims asserted against any of such persons by reason of any alleged untrue material statement or omission in the Company's offering documents related to such offering, except to the extent that any such statement or omission was made in reliance upon and in conformity with written information provided by the underwriter for use in the offering documents. The underwriting agreement contains a corresponding reciprocal indemnity from A.S. Goldmen & Co., Inc. in favor of the Company, its directors and certain of its officers and controlling persons, in respect of any losses or claims arising out of any information furnished by A.S. Goldmen & Co., Inc. for use in the offering documents.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities included in this Prospectus, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Transfer and Warrant Agent

     The Company has appointed Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004, as the transfer and warrant agent for the Common Stock, Class D Warrants and Class A Warrants.



                         SHARES ELIGIBLE FOR FUTURE SALE


     The Common Stock and Class A Warrants are currently listed and quoted on the NASDAQ SmallCap Market. (The Company does not intend to similarly list the Class D Warrants.) Substantially all of the currently outstanding shares of Common Stock are freely tradable or may be resold pursuant to Rule 144 promulgated under the Securities Act ("Rule 144").

     In general, under Rule 144, a person (or persons whose shares are required to be aggregated) who has satisfied a one-year holding period may, every three months, sell in ordinary broker's transactions or in transactions directly with a marketmaker, a number of shares of Common Stock which does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits the sale of restricted shares of Common Stock without any quantity limitations by a person who is not an affiliate of the Company and who has owned those shares for at least two years. Existing holdings of restricted securities of the Company are such that the volume limitations under Rule 144 are not an impediment to the sale of any of such shares. The Company is unable to predict the effect that any subsequent sales of the Company's securities by its existing shareholders, under Rule 144 or otherwise, may have on the then-prevailing market price of the Common Stock, although such sales could have a depressive effect on such market price, and could impair the Company's ability to raise capital. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

                                  LEGAL MATTERS


     The validity of the securities offered hereby is being passed upon for the Company by Greenberg Traurig, 200 Park Avenue, New York, New York 10166.


                                     EXPERTS


     The financial statements of the Company as of December 31, 1996 and 1997 and for the years then ended included in this Prospectus and Registration Statement have been audited by Wiss & Company, LLP, independent certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


     On August 2, 1995, in accordance with the recommendation and approval of the Board of Directors of the Company, the Company dismissed its former auditors, J.H. Cohn LLP ("Cohn"), as the principal accountants to audit the Company's financial statements.

     Cohn's report on the Company's financial statements for the fiscal year ended December 31, 1993 included a "going concern" emphasis paragraph, indicating that there were substantial doubts about the Company's ability to continue as a going concern, due to (a) the Company's historical lack of significant revenues or cash from operating activities, (b) the Company's need to obtain substantial additional financing to complete the construction of certain facilities and commence certain of its planned operating activities, and
(c) the Company's Chapter 11 reorganization proceedings (which commenced on June 1, 1994 and continued through the confirmation of the Plan on April 13, 1995).

     During the Company's fiscal year ended December 31, 1995, and the interim period from January 1, 1995 through August 2, 1995 (the date of the dismissal of Cohn as the Company's independent accountants), there were no disagreements between the Company and Cohn on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     Effective on August 2, 1995, the Company engaged the firm of Wiss & Company, LLP ("Wiss"), 354 Eisenhower Parkway, Livingston, New Jersey 07039, as the principal accountants to audit the Company's financial statements. Such accounting firm had not previously rendered any services to the Company or been consulted by the Company (or any person acting on its behalf) for any purpose.


     Wiss' report on the Company's financial statements as of December 31, 1997 and for the year then ended included a "going concern" qualification, indicating that there were substantial doubts about the Company's ability to continue as a going concern, due to the Company's historical negative cash flow from operations and the Company's need to obtain additional financing.

                          INDEX TO FINANCIAL STATEMENTS



Financial Statements as of December 31, 1997, and for the Years
   Ended December 31, 1997 and 1996


Independent Auditors' Report .............................................   F-2


Balance Sheet as of December 31, 1997 ....................................   F-3

Statements of Operations for the years ended
   December 31, 1997 and 1996 ............................................   F-4

Statements of Changes in Stockholders' Equity for the years ended
   December 31, 1997 and 1996 ............................................   F-5

Statements of Cash Flows for the years ended
   December 31, 1997 and 1996 ............................................   F-6


Notes to Financial Statements ............................................   F-7


Financial Statements as of June 30, 1998, and for the Six Months Ended June 30, 1998 and 1997 (Unaudited)

Balance Sheet as of June 30, 1998 (Unaudited).............................  F-17

Statements of Operations for the six months ended June 30, 1998 and 1997
(Unaudited)...............................................................  F-18

Statements of Changes in Stockholders' Equity for the six months ended June 30, 1998 (Unaudited)...........................................  F-19

Statements of Cash Flows for the six months ended June 30, 1998 and 1997
(Unaudited)...............................................................  F-20

Notes to Financial Statements (Unaudited).................................  F-21

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Millennium Sports Management, Inc.
(formerly Skylands Park Management, Inc.)

We have audited the balance sheet of Millennium Sports Management, Inc. (formerly Skylands Park Management, Inc.) as of December 31, 1997 and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millennium Sports Management, Inc. (formerly Skylands Park Management, Inc.) at December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                             WISS & COMPANY, LLP

Woodbridge, New Jersey
February 25, 1998, except as to Note 12 for which the date is March 11, 1998

                       MILLENNIUM SPORTS MANAGEMENT, INC.
                    (Formerly Skylands Park Management, Inc.)

                                  Balance Sheet
                                December 31, 1997

                                     ASSETS

PROPERTY AND EQUIPMENT, AT COST,                                   $ 12,799,986
      LESS ACCUMULATED DEPRECIATION

CASH                                                                    115,295

INVENTORIES                                                              85,170

INVESTMENT IN LIMITED PARTNERSHIP, AT EQUITY                            485,555

OTHER ASSETS                                                            108,680
                                                                   ------------
                                                                                   $13,594,686
                                                                                   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
      Amounts due insiders, pursuant to Chapter 11 proceedings     $    339,609
      Accounts payable                                                  250,110
      Accrued interest                                                  209,297
      Accrued compensation - officers and directors                     170,775
                                                                   ------------
                Total Liabilities                                                  $   969,791

STOCKHOLDERS' EQUITY:
      Preferred stock, no par value; 500,000 shares authorized,
        none issued                                                        --
      Common stock, no par value, stated value $.10 per share;
        20,000,000 shares authorized and 4,353,607 shares issued        435,361
      Additional paid-in capital                                     17,182,135
      Accumulated deficit                                            (4,992,601)
                Total Stockholders' Equity                         -------------    12,624,895
                                                                                   -----------

                                                                                   $13,594,686
                                                                                   ===========

See accompanying notes to financial statements.

                       MILLENNIUM SPORTS MANAGEMENT, INC.
                    (Formerly Skylands Park Management, Inc.)


                            STATEMENTS OF OPERATIONS

                                                       Year Ended December 31,
                                                       -----------------------
                                                         1997           1996
                                                         ----           ----
REVENUES:
      Stadium rentals and admissions                 $   301,293    $   304,865
      Retail sales                                        96,514        222,499
      Concession sales                                   149,130        147,396
      Advertising and subscription revenues              109,617         95,973
                                                     -----------    -----------
             Totals                                      656,554        770,733
                                                     -----------    -----------

COST OF SALES AND SERVICES:
      Costs of stadium operations                    $   285,287    $   272,141
      Costs of retail sales                               79,580        206,506
      Selling, general and administrative expenses       783,923        780,936
      Depreciation                                       368,829        377,745
                                                     -----------    -----------
                                                       1,517,619      1,637,328
                                                     -----------    -----------

LOSS FROM OPERATIONS                                    (861,065)      (866,595)
                                                     -----------    -----------

OTHER INCOME (EXPENSE):
      Equity in income of limited partnership             93,985        111,009
      Interest (net)                                     (58,140)      (111,794)
                                                     -----------    -----------
                                                          35,845           (785)
                                                     -----------    -----------

NET LOSS                                             $  (825,220)   $  (867,380)
                                                     ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING             2,203,043      1,212,202
                                                     ===========    ===========

BASIC AND DILUTED LOSS PER COMMON SHARE              $     (0.37)   $     (0.72)
                                                     ===========    ===========



See accompanying notes to financial statements.

                       MILLENNIUM SPORTS MANAGEMENT, INC.
                    (Formerly Skylands Park Management, Inc.)


                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                   Common Stock
                                                               ---------------------     Additional
                                                                Number                    Paid-in       Accumulated
                                                               of Shares     Amount       Capital         Deficit          Total
                                                               ---------     ------       -------         -------          -----
BALANCES, JANUARY 1, 1996                                      1,207,727    $120,773    $15,544,911    $(3,300,001)     $12,365,683

YEAR ENDED DECEMBER 31, 1996:

Issuance of common stock:
   For services rendered by an
     officer and an employee, at fair value                        3,920         392         11,858             --           12,250
   Upon conversation of debt                                       3,230         323          9,771             --           10,094
   Upon exercise of warrants                                          10           1             95             --               96

   Net loss                                                           --          --             --       (867,380)        (867,380)
                                                               ---------    --------    -----------    -----------     ------------

BALANCES, DECEMBER 31, 1996                                    1,214,887     121,489     15,566,635     (4,167,381)      11,520,743

YEAR ENDED DECEMBER 31, 1997:

Issuance of common stock upon exercise of warrants:
        Class A warrants, net of costs                           279,720      27,972        210,413                         238,385
        Class D warrants, net of costs                         2,725,000     272,500      1,058,921                       1,331,421
Issuance of common stock for services
    rendered by an officer                                         1,500         150            225                             375
Issuance of common stock upon
    conversion of debt                                            90,000       9,000         36,000                          45,000
Issuance of Class D Warrants, net of costs                                                  300,922                         300,922
Exercise of options under Stock Option
    Plan                                                          42,500       4,250          9,019                          13,269
Net Loss                                                              --          --             --       (825,220)        (825,220)
                                                               ---------    --------    -----------    -----------     ------------

BALANCES, DECEMBER 31, 1997                                    4,353,607    $435,361    $17,182,135    $(4,992,601)     $12,624,895
                                                               =========    ========    ===========    ===========     ============



See accompanying notes to financial statements.

                       MILLENNIUM SPORTS MANAGEMENT, INC.
                    (Formerly Skylands Park Management, Inc.)


                            STATEMENTS OF CASH FLOWS

                                                            Year Ended December 31,
                                                           ------------------------
                                                               1997          1996
                                                           -----------    ---------
OPERATING ACTIVITIES:
      Net loss                                             $  (825,220)   $(867,380)
      Adjustments to reconcile net loss to net cash
        provided by operating activities:
           Depreciation and amortization                       368,829      377,745
           Equity in income of limited partnership             (93,985)    (104,109)
           Common stock issued for services rendered               375       12,250
           Changes in operating assets and liabilities:
             Inventory                                          39,007        1,688
             Other assets                                      (40,945)     (10,766)
             Accounts payable and accrued expenses            (299,089)     365,864
                                                           -----------    ---------
                Net cash flows from operating activities      (851,028)    (224,708)
                                                           -----------    ---------

INVESTING ACTIVITIES:
      Net disbursements of restricted cash                          --       24,125
      Purchases of property and improvements                   (41,616)     (45,306)
      Distribution from limited partnership                     30,469      156,406
                                                           -----------    ---------
                Net cash flows from investing activities       (11,147)     135,225
                                                           -----------    ---------

FINANCING ACTIVITIES:
      Repayments of creditors' notes payable                  (940,627)     (45,029)
      Deferred offering costs                                       --      (25,500)
      Proceeds from issuance of common stock
         and warrants, net of costs                          1,909,497           96
                                                           -----------    ---------
                Net cash flows from financing activities       968,870      (70,433)
                                                           -----------    ---------
NET CHANGE IN CASH                                             106,695     (159,916)
CASH, BEGINNING OF YEAR                                          8,600      168,516
                                                           -----------    ---------
CASH, END OF YEAR                                          $   115,295    $   8,600
                                                           ===========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid                                           $   151,002    $  17,741
                                                           ===========    =========
   Income taxes paid                                       $        --    $      --
                                                           ===========    =========
NON-CASH FINANCING ACTIVITIES:
   Issuance of common stock and warrants upon conversion
     of outstanding debt                                   $    45,000    $  10,094
                                                           ===========    =========



See accompanying notes to financial statements.

                       MILLENNIUM SPORTS MANAGEMENT, INC.
                    (Formerly Skylands Park Management, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Basis of Presentation and Management's Plans to Overcome Operating and Liquidity Difficulties:

          The accompanying financial statements of Millennium Sports Management, Inc. (formerly Skylands Park Management, Inc.) (the "Company") have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported net losses of approximately $825,000 and $867,000 for the years ended December 31, 1997 and 1996, respectively. In addition, the Company had an accumulated deficit of approximately $4,992,000 at December 31, 1997. Revenues from operations in 1997 and 1996 were not sufficient to cover operating expenses or produce a positive cash flow from operations. Additional losses are expected in 1998. The Company will require additional working capital to cover anticipated losses and sustain operations in 1998, and will also be required to pay the remaining accrued interest balance of the pre-petition liabilities in 1998 (See Note 2). Accordingly, the Company will need to obtain additional financing through the exercise of outstanding warrants, through the issuance of other equity securities, by bank financing and/or through other sources. Although management continues to explore various financing alternatives, the Company does not have any commitments with respect to any additional financing. In February 1997, the Company's registration statement on Form SB-2 was declared effective. The maximum proceeds sought from this secondary offering approximated $10,000,000. The net proceeds from the offering amounted to approximately $1,689,000 through December 31, 1997, and an additional $648,000 was raised from the sale of equity securities in the first quarter of 1998.

          During 1997, management continued to attempt to develop plans to further curtail its general and administrative expenses, with a view to eliminating unnecessary and/or duplicate expenses, while maintaining the Complex in good condition. Management currently believes that it has implemented all expense reductions that are prudent and reasonably possible, and that efforts to improve the Company's business are now best focused on increasing gross revenues through the development of additional sources of revenues, preferably during the winter months or on a year-round basis. Although management is actively exploring possible additional business activities, other than the Company's investment in the start-up joint venture (see Note
          12), the Company has not yet entered into any agreements or commitments with respect to any such matters. As discussed above, the Company believes that the additional $648,000 of equity financing received in the first quarter of 1998 through the exercise of warrants will provide the Company with sufficient funds to cover its 1998 anticipated negative cash flow from operations.



          Reference should be made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein for additional information.

Note 2 -  Organization, Proceedings Under Chapter 11 And Subsequent Operations:

          Organization and development - The Company operates a regional sports entertainment and recreation center in Sussex County, New Jersey, known as the Skylands Park Sports and Recreation Center (the "Complex"). The Complex includes a professional baseball stadium ("Skylands Park") used for sports and other entertainment events, and other adjacent recreational and commercial facilities (the "Related Facilities") that include, among other things, a sports apparel and collectibles store, a wholesale and retail sporting goods outlet, batting cages and a video parlor.

          The Company did not have sufficient financing to pay its contractors and other vendors and, as a result, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court (the "Court") for the District of New Jersey on June 1, 1994 (the "Petition Date"). The Company operated as a debtor-in-possession subject to the jurisdiction of the Court from the Petition Date through April 13, 1995, the date its plan of reorganization (the "Plan") was confirmed.

          During the years ended December 31, 1997 and 1996, the Company generated only limited amounts of revenues from the events held at Skylands Park and the operation of the Related Facilities and, as a result, the Company incurred significant net losses during such years. Revenues from the rental of Skylands Park to its primary tenant have not and will not be significant. Instead, management expects that the Company will generate revenues primarily from the rental of skyboxes and advertising signs in Skylands Park, the rental of Skylands Park for certain other sports and entertainment events, concession sales, and the operation of the Related Facilities in the Complex. Accordingly, the Company's ability to generate significant additional revenues will be dependent upon, among other things, its ability to generate future attendance at events and the success of its other commercial operations.

          Confirmation of Plan of Reorganization - The Company's Plan was confirmed by its creditors and the Court on April 13, 1995 (the "Confirmation Date"). Since the Confirmation Date, the Company has paid the unsecured pre-petition liabilities that were pursuant to the terms of a secured promissory note (the "Creditors' Note"). The Creditors' Note bore interest on the unpaid principal balance at the prime rate plus 3%. The unpaid accrued interest is due and payable on or before April 26, 1998. The Creditors' Note was secured by substantially all of the assets of the Company.

          Claims of "insiders" (generally, the directors and executive officers of the Company and certain of their affiliates) of approximately $339,000 as of the Confirmation Date (including accrued salaries and loans and advances made to the Company) may be paid from time to time after payment in full of the Creditors' Note, as the cash flow of the Company may permit; however, each insider has the option to elect to be paid in shares of common stock of the Company valued at the then current market price of such common stock as reported on "NASDAQ."

          Equity interests, including interests of stockholders and warrant holders, were not altered or impaired under the terms of the Plan. However, the terms of the Plan prohibit the Company from paying dividends until all payments required under the Plan have been made.

          Pursuant to Statement of Position 90-7, the Company did not adopt "fresh-start" reporting (and, as a result, revalue all of its assets and liabilities) since the holders of the Company's existing voting stock immediately prior to confirmation held the same relative voting interests after confirmation. In addition, since the Company will be paying all of its pre-petition liabilities at their original principal amounts, the Company did not recognize any material gain or loss as a result of the confirmation of the Plan.

Note 3 -  Summary of Significant Accounting Policies:

          Estimates and Uncertainties - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

          Revenue Recognition - The Company recognizes revenues from facility rentals and stadium admissions upon official completion of such events, advertising on a pro-rata basis over the minor league baseball season, and retail sales at the time the customer takes possession of the merchandise.

          Financial Instruments - Financial instruments include cash, other assets, accounts payable, accrued interest and amounts due to insiders. The following methods were used in determining the fair value of the financial instruments:

               Cash, other assets, accounts payable and accrued interest - Due to the short-term maturity of these instruments, carrying value approximates fair value.

               Due to insiders - Although it is impractical to determine the current fair value of this liability or its current interest rate because of the lack of an identifiable market for financial instruments with similar characteristics, management considers this liability to approximate its fair value due to the short-term nature of the obligation.

          Property and Equipment - Property and equipment are recorded at cost and are depreciated using straight line and accelerated methods over the estimated useful lives of the assets. The estimated useful lives used in computing depreciation are: buildings and improvements - 40 years, and equipment - 5 to 10 years.

          The Company adopted Statement of Financial Accounting Standards 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of ("SFAS 121") in 1996. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is reviewed annually by management. Impairment loss is measured by determining the amount by which the carrying value of the asset exceeds the fair value of the asset by using quoted market prices, selling prices of similar assets or the present value of the estimated expected cash flows of the operations to which the assets relate. The adoption of SFAS 121 has not had a significant effect on the consolidated financial position or results of operations.

          Inventories - Inventories principally consist of merchandise for resale which is stated at the lower of cost (first-in, first-out method) or market.

          Investment in Limited Partnership - The Company accounts for its direct 16.82% interest in Minor League Heroes, L.P. ("Heroes"), the limited partnership that leases Skyland Park, pursuant to the equity method. Under this method, the proportionate interest in the net income or loss of the limited partnership is reflected in the

          Company's results of operations. The Company's investment is reduced by any distributions from the limited partnership.

          Income Taxes - Deferred tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

          Concentration of Credit Risk - The Company maintains cash in bank accounts. Such bank accounts are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. Uninsured balances, including outstanding checks, totaled approximately $73,000 at December 31, 1997.

          Net Income (Loss) Per Common Share - In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128, Earnings Per Share ("SFAS 128") which is effective for financial statements for both interim and annual periods ending after December 31, 1997. The Company adopted SFAS 128 in the fourth quarter of 1997. SFAS 128 replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period and excludes all dilution. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. Such dilutive potential common shares have been excluded since the effect would be anti-dilutive, due to net losses for all periods presented. Weighted average shares outstanding was calculated based on the number of days that the respective shares were outstanding during the year. SFAS 128 had no impact on the loss per share for the year ended December 31, 1996.

          Stock-Based Compensation - The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). Common stock issued for services rendered is recorded at the fair value of such common stock on the date of issuance, as determined using quoted market prices.

          Reclassification - Certain amounts previously reported have been reclassified to conform to current year presentation.

Note 4 - Property and Equipment:

          Property and equipment at December 31, 1997 consists of the following:


          Land                                                     $  1,202,342
          Buildings and improvements                                 12,377,983
          Equipment                                                     493,496
                                                                   ------------
                                                                     14,073,821
          Less: Accumulated depreciation                              1,273,835
                                                                   ------------
                                                                   $ 12,799,986
                                                                   ============

Note 5 -  Investment in Limited Partnership:

          The Company's statement of operations includes income of $93,985
          (1997) and $111,009 (1996) attributable to the Company's equity in Heroes' net income. The carrying value of the investment was reduced by distributions received by the Company of $30,469 in 1997 and $156,406 in 1996.

          Summary balance sheet and operating data for Heroes as of December 31, 1997 and 1996 and for the years then ended follows:

                                                      1997               1996
                                                   ----------         ----------
          Balance sheet data:
              Current assets                       $1,450,000         $1,402,000
              Noncurrent assets                       805,000            927,000
                                                   ----------         ----------

                                                   $2,255,000         $2,329,000
                                                   ==========         ==========

              Current liabilities                  $  474,000         $  495,000
              Partners' capital                     1,781,000          1,834,000
                                                   ----------         ----------

                                                   $2,255,000         $2,329,000
                                                   ==========         ==========
          Operating data:
              Gross receipts                       $1,844,000         $1,864,000
                                                   ==========         ==========

              Net income                           $  558,767         $  642,000
                                                   ==========         ==========

Note 6 -  Employment Agreements:

          The Company has employment agreements with certain officers and employees. Amounts due are as follows:

               Year Ending December 31,

                          1998                        $   234,000
                          1999                            125,000
                                                      -----------
                                                      $   359,000
                                                      ===========

Note 7 -  Stockholders' Equity:

          Warrants - In December 1997, the Company again extended the expiration date of the outstanding Class A common stock warrants to June 30, 1998 from the original expiration date of September 23, 1995. The exercise price was reduced from $4.00 to $2.80 per warrant in December 1996, with each warrant continuing to entitle the exercising holder to receive the increased amount of 2.8 shares of the Company's common stock. A total of 894,928 Class A Warrants remain unexercised at December 31, 1997. The Class A Warrants are subject to redemption at $.10 per Class A Warrant on 30 days' prior written notice if the closing bid price of the Company's common stock equals or exceeds $32.70 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth day prior to the date of the notice of redemption.

          The Underwriter's Warrants (pursuant to an IPO) were amended, in 1996, to provide for the right to purchase up to an aggregate of 1,500,000 shares of common stock at a price of $.10 per share if exercised prior to November 6, 1997 (or $1.00 per share if exercised thereafter through September 23, 1998) and up to an aggregate of 70,000 Class A Warrants at $.165 each. The Class A Warrants issuable upon exercise of the Underwriter's Warrants cannot be redeemed by the Company. The Underwriter's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Underwriter's Warrants. The Underwriter's Warrants were exercised in full in October 1997, although the Company did not deposit the payment thereof or issue the shares and Class A Warrants thereunder until March 1998.

          In February 1997, the Company authorized the issuance and sale of up to 13,000,000 Class D Warrants. Each Class D Warrant entitles the exercising holder to receive one share of the Company's common stock upon payment of a $.10 per Class D Warrant purchase price and a $.50 per share exercise price. After giving effect to Class D Warrants issued and exercised through December 31, 1997, a total of 10,185,000 Class D warrants remained reserved at December 31, 1997.

          Stock Option Plan - The Board of Directors of the Company adopted the 1993 Stock Option Plan (the "Stock Option Plan") in April 1993, which became effective in August 1993. The Stock Option Plan provides for grants of options to key employees (including officers), non-employee directors and consultants to purchase up to 53,571 shares of common stock which are intended to qualify either as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code, as amended, or as options which are not intended to meet the requirements of such section.

          The exercise price of all options granted under the Stock Option Plan must be at least equal to the fair market value of the Company's common stock on the date of grant (at least 110% of the fair market value in the case of an ISO granted to a holder of 10% or more of the Company's outstanding common shares). The maximum exercise period for which options may be granted is ten years from the date of grant (five years in the case of an ISO granted to a holder of 10% or more of the Company's outstanding common shares).

          Through December 31, 1997, 49,500 options had been granted under the Stock Option Plan, of which 42,500 options were exercised and 5,000 lapsed in 1997. The remaining 2,000 outstanding options provide for an exercise price of $14.375 per share, are currently exercisable and expire on November 1, 2005. No options were granted in 1997 under the Stock Option Plan.

          Shares Reserved for Issuance of Common Stock - Shares of common stock reserved for issuance by the Company as of December 31, 1997 upon exercise of options and warrants were as follows:

               Class A Warrants                              2,505,798
               Underwriter's Warrants for:
                    Common stock                             1,500,000
                    Class A Warrants                           196,000
               Class D Warrants                             10,185,000
               Stock option plan                                11,071
               Stock award plan                              1,000,000
                                                            ----------
                          Total                             15,397,869
                                                            ==========

          The number of shares issuable have been adjusted pursuant to anti-dilution provisions of the respective warrant agreements for the effects of the Company's 3-for-1 stock split in 1993, the 1994 issuance of the Class B Warrants and Class C Warrants, to reflect voluntary amendments of the terms of the Underwriter's Warrants, to reflect the Company's 1-for-10 reverse stock split in 1996, and to reflect anti-dilution adjustments relating to the authorization of the issuance of 13,000,000 Class D Warrants.

          Reverse Stock Split - Effective November 7, 1996, following approval by the Company's shareholders, the Company effectuated a one-for-ten reverse stock split, which has been retroactively reflected in the accompanying financial statements.

          Stock Award Plan - In December 1996, and subsequently amended in December 1997, the Board of Directors adopted a stock award plan (the "Stock Award Plan") pursuant to which, subject to the achievement of certain targets, the Board of Directors is given the authority to grant, to such members of the Board, executive officers, key employees and consultants to the Company as may be determined by the Board, the right to purchase up to an aggregate of 1,000,000 shares of common stock of the Company at a nominal price for a limited period of time. Up to 250,000 shares of common stock may be awarded from time to time if and after the Company receives gross proceeds of $2,000,000 on or before December 31, 1997 from issuances of equity securities of the Company, and up to an additional 250,000 shares of common stock may be awarded from time to time if and after the Company receives additional gross proceeds (over and above the first $2,000,000) of $2,200,000 or more, on or before December 31, 1998, from issuances of equity securities of the Company. Up to an additional 250,000 shares of common stock may be awarded from time to time if and after the Company achieves a positive cash flows from operations for any two consecutive fiscal quarters, and up to an additional 250,000 shares of common stock may be awarded time to time if and after the Company achieves an operating profit for any two consecutive fiscal quarters. In the event and to the extent that any person to whom any such award may be granted shall fail to timely purchase the subject shares of common stock, then such shares will again become available for award under this plan.

          The Company received gross proceeds in excess of $2,000,000 from issuances of equity securities between the date of the adoption of the Stock Award Plan and December 31, 1997, thereby permitting the award of up to 250,000 shares of common stock of the Company under the first threshold stated above. As of this date, no awards from such 250,000 shares have been made.

Note 8 -  Related Party Transactions:

          Lease of Skylands Park to the Team - The Company entered into a long-term lease (the "Stadium Lease") for the use of Skylands Park with Heroes, the owner of the Team, which is a Class "A" minor league affiliate of the St. Louis Cardinals and a member of the New York-Penn League (the "League"). Under the terms of the Stadium Lease, the Company is required to make available to Heroes a minor league baseball stadium for the Team's home games. The Stadium Lease commenced June 1, 1994 and expires September 30, 2008. Under the Stadium Lease, Heroes is obligated to pay rent of $1,100 per game scheduled to be played at Skylands Park subject to adjustment under certain circumstances. Pursuant to this lease, the Company derived rental income of approximately $42,000 in 1997 and $37,000 in 1996. Such rent is subject to a 10% increase effective at the beginning of each of the 2001 and 2005 minor league baseball seasons. Heroes will retain all admission revenues from Team games (except certain revenues from skyboxes that will be retained by the Company) and the net concession revenues generated on the dates of Team games. The Company will operate and retain all revenues derived from parking facilities. Revenues received from sign rentals and advertising in Skylands Park are divided 80% to Heroes and 20% to the Company. Heroes will be required to pay for, among other things, game staff personnel (such as ushers), security and medical personnel, and the cost of utilities pro-rated according to use.

          Heroes may terminate the Stadium Lease after the minor league baseball seasons of 2003, 2004, 2005, 2006 and 2007 during the period from October 1 through November 30 if the average paid attendance for the immediately preceding baseball season was less than 900 people per game and the Team did not realize an operating profit in its previous fiscal year. The Stadium Lease will automatically terminate, and Heroes will be required to pay specified damages to the Company, if the League is disbanded and under certain other circumstances. Heroes may voluntarily cancel the Stadium Lease by paying a lump sum equal to 75% of the remaining outstanding rent (based upon an assumed $35,000, rent per year).

          The amount due from Heroes for the Team's share of utilities, and signage, netted with Team merchandise sold in the Company's sporting goods store and certain loans from Heroes of $30,000 approximated $7,000 at December 31, 1997 and is included in other assets.

Note 9 -  Income Taxes:

          Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences arise principally from net operating loss carryforwards and certain accruals and result in a deferred tax asset of approximately $1,484,000 at December 31, 1997 and $1,192,000 at December 31, 1996.

          A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on the Company's recurring net losses from operations and lack of a continuing substantial revenue stream, that a full valuation allowance is appropriate at December 31, 1997 and 1996.


          A reconciliation of the provision (benefit) for income taxes computed at the federal statutory rate of 34% and the effective tax rate of income (loss) before income taxes is as follows:

                                                                     Year Ended
                                                                    December 31,
                                                            ---------------------------
                                                               1997             1996
                                                              ----             ----
          Computed tax benefit on net loss
             at federal statutory rate                     $  (281,000)     $  (295,000)
          State income tax, net of federal income
             tax effect                                        (49,000)         (52,000)
          Tax effect of net operating losses not
             currently usable                                  330,000          347,000
                                                           -----------      -----------

          Provision (benefit) for income taxes             $        --      $        --
                                                           ===========      ===========


          The significant components of the Company's deferred tax assets as of December 31, 1997 are summarized below:

          Net operating loss tax carryforwards                       $1,332,000
          Accrued interest                                               84,000
          Accrued compensation - officers and directors                  68,000
                                                                     ----------
                                                                      1,484,000
          Valuation allowance                                        (1,484,000)
                                                                     ----------
                                                                     $       --
                                                                     ==========

          The Company has available at December 31, 1997 net operating loss carryforwards totaling approximately $3,356,000 that may be applied against future federal taxable income. The loss carryforwards will expire through 2012. Certain losses are subject to limitation by the provisions of Section 382 of the Internal Revenue Code due to a more than 50% change in ownership which occurred through the sale of common stock.

Note 10 - Stock Based Compensation:

          The Stock Option Plan (see Note 7) provides for the granting of either incentive stock options or non-qualified stock options to purchase shares of the Company's common stock to officers, directors and key employees responsible for the direction and management of the Company and to non-employee consultants and independent contractors.

          As required by SFAS 123, the Company has determined the pro forma information as if the Company had accounted for stock options granted under the fair value method of SFAS 123. The Black Scholes option pricing model was used with the following weighted-average assumptions; risk-free rate of 6.0%; expected common stock market price volatility factor of 2.81; and an expected life of the options of eight years. The fair value of options granted was $.3125. No options were granted in 1997. The pro forma effect on net loss and net loss per share would have been as follows as of December 31:

                                                        1997             1996
                                                     ---------         ---------
          Net loss:
                As reported                          $ 825,220         $ 867,380
                Pro forma                            $ 825,220         $ 889,000
          Basic and diluted loss per share:
                As reported                            $0.37             $0.72
                Pro forma                              $0.37             $0.73

Note 11 - Subsequent Event:

          Ladies Professional Baseball - In February 1998, the Company entered into a three-year lease agreement, commencing in 1998, with Ladies Professional Baseball. Pursuant to the agreement, the New Jersey Diamonds (the "Diamonds"), a league-owned team, will play its regular season home games, approximately 28, at the Stadium during the months of July through September. The Diamonds will pay rent of approximately $37,000. The Company will retain the proceeds for parking and alcohol revenue, and a portion of the food revenue.

Note 12 - Event Subsequent to Date of Auditors' Report:

          Investment in Joint Venture Corporation - In March 1998, the Company purchased a 50% interest in a corporate joint venture to develop a resort golf facility. The Company has committed to fund a total of $175,000 to this venture, of which $41,000 was advanced through December 31, 1997 for feasibility studies.

                      MILLENNIUM SPORTS MANAGEMENT, INC.

                                BALANCE SHEETS

                                                                                        June 30,                    December 31,
                                                                                          1998                         1997
                                                                                     ------------                -----------
                                                                                       (Unaudited)                   (Note 1)
                                                                                     ------------                -----------
                                 ASSETS

PROPERTY AND EQUIPMENT, AT COST,
   LESS ACCUMULATED DEPRECIATION                                                      $ 12,634,199                $ 12,799,986

CASH                                                                                       528,244                     115,295
INVENTORIES                                                                                 62,886                      85,170
INVESTMENT IN LIMITED PARTNERSHIP, AT EQUITY                                               386,561                     485,555
INVESTMENT IN JOINT VENTURE                                                                175,000                      41,000
RECEIVABLE - MINOR LEAGUE HEROES                                                             8,800                       6,616
OTHER ASSETS                                                                                71,169                      61,064
                                                                                      ------------                ------------
                                                                                      $ 13,866,859                $ 13,594,686
                                                                                      ============                ============
                  LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
    Amounts due insiders, pursuant to
        Chapter 11 proceedings                                                           $ 117,265                   $ 339,609
    Accounts payable and accrued expenses                                                  263,256                     250,110
    Accrued interest                                                                        63,542                     209,297
    Accrued compensation - officers and directors                                          170,775                     170,775
                                                                                      ------------                ------------
           Total Liabilities                                                               614,838                     969,791
                                                                                      ------------                ------------

STOCKHOLDERS' EQUITY:
  Preferred stock, no par value; 500,000 shares
    authorized, none issued                                                                      -                           -
  Common stock, no par value, stated value $0.01
    per share; 20,000,000 shares authorized
    7,166,169 and 4,353,607 shares issued in 1998
     and 1997, respectively                                                                716,617                     435,361
  Additional paid-in capital                                                            18,743,263                  17,182,135
  Accumulated deficit                                                                   (6,207,859)                 (4,992,601)
                                                                                      ------------                ------------
           Total Stockholders' Equity                                                   13,252,021                  12,624,895
                                                                                      ------------                ------------
                                                                                      $ 13,866,859                $ 13,594,686
                                                                                      ============                ============

SEE NOTES TO FINANCIAL STATEMENTS.

                      MILLENNIUM SPORTS MANAGEMENT, INC.

                           STATEMENTS OF OPERATIONS
                                  (Unaudited)


                                                              Six months ended June 30,            Three months ended June 30,
                                                     ----------------------------------------     ------------------------------
                                                         1998                     1997             1998                 1997
                                                     ----------               ----------         --------            ---------
 REVENUES:
   Stadium and facility rentals and
      admissions                                      $ 126,525                $ 132,033         $ 99,380            $ 106,155
   Retail sales                                          73,490                   94,880           58,419               78,618
   Other                                                  7,486                   12,519            7,477               12,500
                                                     ----------               ----------         --------            ---------
           Totals                                       207,501                  239,432          165,276              197,273
                                                     ----------               ----------         --------            ---------

 COSTS OF SALES AND SERVICES:
     Costs of stadium operations                        101,444                   95,746           69,531               75,324
     Costs of retail sales                               35,368                   68,383           22,998               53,553
     Selling, general and administrative                372,990                  399,996          192,898              224,603
     Stock compensation to officers and
        directors (Note 4)                              734,375                        -          734,375                    -
     Depreciation                                       182,550                  183,672           91,278               91,836
                                                     ----------               ----------         --------            ---------
                                                      1,426,727                  747,797        1,111,080              445,316
                                                     ----------               ----------         --------            ---------

 LOSS BEFORE INTEREST EXPENSE                        (1,219,226)                (508,365)        (945,804)            (248,043)

 INTEREST EXPENSE (INCOME), NET                          (3,968)                  49,558           (4,518)              21,962
                                                     ----------               ----------         --------            ---------

 NET LOSS                                          $ (1,215,258)              $ (557,923)      $ (941,286)          $ (270,005)
                                                     ==========               ==========         ========            =========
 WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                                 6,054,907                1,333,611        6,991,378            1,492,768
                                                     ==========               ==========         ========            =========

 BASIC AND DILUTED LOSS PER
    COMMON SHARE                                        $ (0.20)                 $ (0.42)         $ (0.13)             $ (0.18)
                                                     ==========               ==========         ========            =========


SEE NOTES TO FINANCIAL STATEMENTS.

                      MILLENNIUM SPORTS MANAGEMENT, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        SIX MONTHS ENDED JUNE 30, 1997
                                  (Unaudited)

                                                          Common Stock
                                                 ----------------------         Additional
                                                 Number                           Paid-in       Accumulated
                                                 of Shares        Amount          Capital         Deficit          Total
                                                 ---------       ---------     ------------    ------------     ------------
 BALANCE, DECEMBER 31, 1997                      4,353,607       $ 435,361     $ 17,182,135    $ (4,992,601)    $ 12,624,895

   Issuance of common stock upon exercise of:
           Underwriter warrants                  1,500,000         150,000                -               -          150,000
           Class A warrants                        115,844          11,584          104,260               -          115,844
           Class D warrants                        925,000          92,500          370,000               -          462,500
   Issuance of common stock upon conversion of
      debt                                         116,490          11,649          237,195               -          248,844
 Stock compensation to officers and directors            -               -          734,375                          734,375
 Common stock issued to officers and directors     155,228          15,523           23,284               -           38,807
 Issuance of Class D Warrants                            -               -           80,464               -           80,464
 Issuance of Class A Warrants                            -               -           11,550               -           11,550
 NET LOSS                                               -               -                -       (1,215,258)      (1,215,258)

                                                 ---------       ---------     ------------    ------------     ------------
 BALANCES, JUNE 30, 1998                         7,166,169       $ 716,617     $ 18,743,263    $ (6,207,859)    $ 13,252,021
                                                 =========       =========     ============    ============     ============


                      MILLENNIUM SPORTS MANAGEMENT, INC.

                           STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                            Six months ended June 30,
                                                                                     --------------------------------------
                                                                                           1998               1997
                                                                                      ------------        -----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                         $ (1,215,258)        $ (557,923)
     Adjustments to reconcile net loss to net cash provided
        by operating activities:
         Depreciation and amortization                                                     182,550            183,672
         Stock compensation awarded to officers and directors                              734,375                  -
         Common stock issued for services rendered                                               -                375
         Changes in operating assets and liabilities:
             Inventory                                                                      22,284             24,475
             Other assets                                                                   17,711            (65,898)
             Accounts payable and accrued expenses                                        (132,609)           152,719
                                                                                      ------------        -----------
                 Net cash flows from operating activities                                 (390,947)          (262,580)
                                                                                      ------------        -----------
 CASH FLOWS FROM INVESTING ACTIVITIES:
     Net disbursements of restricted cash                                                        -                  -
     Purchases of property and improvements                                                (16,763)            (7,190)
     Investment in limited partnership                                                    (134,000)                 -
     Distribution from limited partnership                                                  98,994             30,469
                                                                                      ------------        -----------
                 Net cash flows from investing activities                                  (51,769)            23,279
                                                                                      ------------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES -
    Proceeds from notes payable                                                                  -             75,000
    Repayments of creditors' notes payable and amount due insiders                          (3,500)           (52,163)
    Proceeds from issuance of common stock upon exercise
       of warrants, net of costs                                                           578,344            115,861
    Proceeds from issuance of common stock, net of costs                                   188,807            212,500
    Proceeds from issuance of warrants                                                      92,014             42,489
    Deferred offering costs                                                                     -             (38,090)
                                                                                      ------------        -----------
                  Net cash flows from by financing activities                              855,665            355,597
                                                                                      ------------        -----------
NET CHANGE IN CASH                                                                         412,949            116,296
CASH, BEGINNING OF PERIOD                                                                  115,295              8,600
                                                                                      ------------        -----------
CASH, END OF PERIOD                                                                     $  528,244         $  124,896
                                                                                      ============        ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
     Interest paid                                                                      $  145,755         $  23,480
                                                                                      ============        ===========
     Income taxes paid                                                                  $      -           $     -
                                                                                      ============        ===========

 Issuance of common stock upon conversion of
    outstanding debt                                                                    $  248,844         $     -
                                                                                      ============        ===========


                       MILLENNIUM SPORTS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)


NOTE 1 - BASIS OF PRESENTATION:

         The balance sheet at the end of the preceding fiscal year has been derived from the audited balance sheet contained in Millennium Sports Management, Inc.'s (the "Company's") Annual Report on Form 10KSB for the year ended December 31, 1997 (the "10KSB") and is presented for comparative purposes. All other financial statements are unaudited.
         In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for interim periods are not necessarily indicative of the operating results for the full year.

         Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the financial statements and notes thereto included in the 10KSB.

         NET INCOME (LOSS) PER COMMON SHARE   In February 1997, the Financial
         Accounting Standards Board issued Statement of Financial Accounting Standards 128, Earnings Per Share ("SFAS 128") which is effective for financial statements for both interim and annual periods ending after December 31, 1997. The Company adopted SFAS 128 in the fourth quarter of 1997. SFAS 128 replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period and excludes all dilution. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. Such dilutive potential common shares have been excluded since the effect would be anti-dilutive, due to net losses for all periods presented. SFAS 128 had no impact on the loss per share for the three and six months ended June 30, 1997.

         RECLASSIFICATION Certain amounts previously reported have been reclassified to conform to current year presentation.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)


NOTE 2 - ORGANIZATION, PROCEEDINGS UNDER CHAPTER 11 AND SUBSEQUENT OPERATIONS:

         ORGANIZATION AND DEVELOPMENT The Company operates a regional sports entertainment and recreation center in Sussex County, New Jersey, known as the Skylands Park Sports and Recreation Center (the "Complex"). The Complex includes a professional baseball stadium ("Skylands Park") used for sports and other entertainment events, and other adjacent recreational and commercial facilities (the "Related Facilities") that include, among other things, a sports apparel and collectibles store, a wholesale and retail sporting goods outlet, batting cages, and a video parlor.

         During the six months ended June 30, 1998, the years ended December 31, 1997 and 1996 and since inception, the Company has generated only limited amounts of revenues from the events held at Skylands Park and the operation of the Related Facilities and, as a result, the Company incurred significant net losses during such periods. Management expects that revenues from the rental of Skylands Park to its primary tenants will not be significant. Instead, management expects that the Company will generate revenues primarily from the rental of skyboxes and advertising signs in Skylands Park, the rental of Skylands Park for certain other sports and entertainment events, concession sales, and the operation of the Related Facilities in the Complex. Accordingly, the Company's ability to generate significant additional revenues will be dependent upon, among other things, its ability to generate future attendance at events and the success of its other commercial operations.

         Management believes that the Company may need to obtain additional liquid resources to enable it to sustain operations beyond 1998. Therefore, management expects that to sustain future operations, the Company will need to obtain additional financing through the exercise of its remaining outstanding warrants or the issuance of other equity securities. Although management continues to explore various financing alternatives, the Company does not have any commitments with respect to any additional financing.

         Chapter 11 Filing and Confirmation of Plan of Reorganization The Company's Plan of Reorganization (the "Plan") was confirmed by the Company's creditors and the United States Bankruptcy Court on April 13, 1995 (the "Confirmation Date"). Since the Confirmation Date, the Company has paid the unsecured prepetition liabilities pursuant to the terms of a secured promissory note (the "Creditors' Note"). The Creditors' Note bore interest on the unpaid principal balance at the prime rate plus 3%. The difference between the interest paid and the interest accrued became due on April 26, 1998. The Company has set aside sufficient funds to make such

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)

         final payment under the Creditors' Note, and intends to make such payment upon final reconciliation of the amount due.

         Claims of "insiders" (generally, former directors and executive officers of the Company and certain of their affiliates) of approximately $339,000 as of the Confirmation Date (including accrued salaries and loans and advances made to the Company) has been reduced, through the issuance of common stock, to approximately $117,000 as of June 30, 1998, and may be paid from time to time after payment in full of the Creditors' Note, as the cash flow of the Company may permit; however, each insider has the option to elect to be paid in shares of common stock of the Company valued at the then current market price of such common stock as reported on "NASDAQ," and approximately $222,000 of such claims has been paid in such manner through June 30, 1998.

         Equity interests, including interests of stockholders and warrant holders, were not altered or impaired under the terms of the Plan. However, the terms of the Plan prohibit the Company from paying dividends until all payments required under the Plan have been made.

         Pursuant to SOP 90-7, the Company was not required to adopt "freshstart" reporting (and, as a result, revalue all of its assets and liabilities) since the holders of the Company's existing voting stock immediately prior to confirmation held the same relative voting interests after confirmation. In addition, since the Company will be paying all of its prepetition liabilities at their original principal amounts, the Company did not recognize any material gain or loss as a result of the confirmation of the Plan.


NOTE 3 - STOCKHOLDERS' EQUITY:

         In December 1997 , the Company again extended the expiration date of the outstanding Class A common stock warrants to June 30, 1998 from the original expiration date of September 23, 1995, at which time the exercise price was reduced from $4.00 to $2.80 per warrant, with each warrant continuing to entitle the exercising holder to receive the increased amount of 2.8 shares of the Company's common stock. In April 1998, such expiration date was further extended to September 30, 1998. A total of 923,775 Class A Warrants remain unexercised at June 30, 1998. The Class A Warrants are subject to redemption at $.10 per Class A Warrant on 30 days' prior written notice if the closing bid price of the Company's common stock equals or exceeds $32.70 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth day prior to the date of the notice of redemption.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)

NOTE 4 - STOCK AWARD PLAN

         On April 29, 1998, pursuant to the Company's stock award plan adopted in December 1996 (the "Stock Award Plan"), the Company granted the right to purchase a total of 250,000 shares of stock at $.25 per share to members of the Company's Board of Directors. In accordance with generally accepted accounting principles, a non-cash charge to earnings of $734,375 was recorded as compensation expense, representing the difference between the exercise price and the fair market value per share on the date of grant for the full award of 250,000 shares. As of June 30, 1998 and the date of this report, rights to purchase 155,228 of such shares have been exercised, and rights to purchase 94,772 shares remain outstanding.

NOTE 5 - SUBSEQUENT EVENT:

         In July 1998, the Ladies Professional Baseball league ("LPB") which is a secondary tenant of Skylands Park, canceled all further league games for the balance of 1998, including the remaining 20 home games for 1998 of the LPB's New Jersey franchise, which were to be played at Skylands Park. The Company is uncertain if LPB will satisfy the remaining lease payments, consisting of the second half of payments for 1998 and all of 1999 and 2000.

   No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations may not be relied upon as having been authorized by the Company or by the Underwriter. Neither the delivery of this Prospectus not any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer of solicitation.

                                ----------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Additional Information ....................................................    3
Prospectus Summary ........................................................    4
Risk Factors ..............................................................    9
The Company ...............................................................   15
Use of Proceeds ...........................................................   16
Dividend Policy ...........................................................   16
Capitalization ............................................................   17
Market Price of Common Stock ..............................................   18
Selected Financial Data ...................................................   19
Plan of Operations and Management's Discussion
 and Analysis of Financial Condition
 and Results of Operations ................................................   20
Business ..................................................................   27
Management ................................................................   37
Certain Transactions ......................................................   42
Principal Shareholders ....................................................   44
Description of Securities .................................................   45
Shares Eligible for Future Sale ...........................................   49
Legal Matters .............................................................   50
Experts ...................................................................   50
Index to Financial Statements .............................................  F-1




                                MILLENNIUM SPORTS
                                MANAGEMENT, INC.

                           1,012,000 SHARES OF COMMON
                         STOCK ISSUABLE UPON EXERCISE OF
                           OUTSTANDING CLASS D COMMON
                             STOCK PURCHASE WARRANTS

                           2,585,954 SHARES OF COMMON
                         STOCK ISSUABLE UPON EXERCISE OF
                           OUTSTANDING CLASS A COMMON
                             STOCK PURCHASE WARRANTS






                                   Prospectus


                                 ________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.   Indemnification of Directors and Officers.

     The certificate of incorporation and by-laws of the registrant provide that the Company shall indemnify officers and directors to the fullest extent allowed by the New Jersey General Corporation Law, as it now exists and as it may be amended. In general, New Jersey law grants a corporation the power to indemnify officers and directors (and former officers and directors in respect of actions taken while serving as an officer or director) against expenses and liabilities in connection with any proceeding against such officer or director relating to acts or omissions in such capacity, if the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the officer or director had no reasonable cause to believe that the subject conduct was unlawful. New Jersey law further permits additional rights of indemnification (to the extent permitted or not prohibited by other applicable law) if so provided under the corporation's certificate of incorporation or by-laws, except that no indemnification is permitted if it is determined by final judgment that the subject acts or omissions were in breach of the officer's or director's duty of loyalty to the corporation or its shareholders, or were not in good faith or involved a knowing violation of law, or resulted in receipt by the officer or director of an improper personal benefit. The Company's certificate of incorporation contains a provision expressly adopting this most expansive form of indemnification.

     Pursuant to Section 7 of the September 24, 1993 Underwriting Agreement (in connection with the registrant's initial public offering of Common Stock and Class A Warrants), A.S. Goldmen & Co., Inc. ("Goldmen"), as underwriter, agreed to indemnify the registrant, its directors, and certain of its officers and controlling persons, in respect of any losses or claims arising out of any information provided by such underwriter for use in the offering materials relating to such initial public offering.

Item 25. Other Expenses of Issuance and Distribution.


         SEC registration fee .........................................$  5,200*

         NASDAQ listing fee ..............................................7,500*

         Registrar and Transfer Agent's fees..............................2,500*

         Printing and engraving expenses.................................10,000*

         Blue Sky fees and expenses......................................10,000*

         Legal fees and expenses.........................................50,000*

         Accountant's fees and expenses..................................25,000*

         Miscellaneous ...................................................5,000*
                                                                       --------

         Total.........................................................$115,200*
                                                                       ========


----------
* All or a substantial portion of these expenses were previously paid in connection with prior registrations made by the registrant.

Item 26. Recent Sales of Unregistered Securities.

     In the past three years, the registrant has made the following sales of unregistered securities, all of which sales were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or as otherwise indicated herein. As in the Prospectus forming a part of this registration statement, all share amounts and per share dollar prices stated herein have been adjusted to reflect a 1-for-10 reverse stock split in respect of the Common Stock, effected in November 1996.


     From time to time, the Company has issued stock options under its 1993 Stock Option Plan to directors, officers and employees of the Company. The total number of options granted was 49,500, of which 42,500 have been exercised, 5,000 have lapsed, and 2,000 remain outstanding.

     In August 1995, in a private placement transaction pursuant to Regulation S promulgated under the Securities Act, the Company issued to three investors an aggregate of 69,789 shares of Common Stock at a price of approximately $23.10 per share, yielding gross proceeds of approximately $1,612,120, and net proceeds of approximately $1,500,000.

     In November 1995, the Company issued 2,400 shares of Common Stock to a creditor of the Company, in satisfaction of $60,000 in accounts payable owed by the Company to such creditor.

     In November 1995, pursuant to the Company's outstanding employment agreement with Robert H. Stoffel, Jr. (the Chief Financial Officer and Chief Accounting Officer of the Company), the Company issued to Mr. Stoffel 2,000 shares of Common Stock in consideration of services previously rendered by Mr. Stoffel to the Company.

     In April 1996, further to the Company's employment agreement with Mr. Stoffel, the Company issued to Mr. Stoffel an additional 1,500 shares of Common Stock in consideration of services previously rendered by Mr. Stoffel to the Company, and an additional 3,230 shares of Common Stock in payment of accrued but unpaid compensation owed to Mr. Stoffel for services rendered in 1995.

     Also in April 1996, the Company issued 2,420 shares of Common Stock to an employee for services rendered to the Company.


     From time to time subsequent to January 1, 1998, the Company has issued a total of 78,390 shares of Common Stock in payment of insiders' claims as defined under the Company's

Plan of Reorganization. The issuance of such shares was exempt from registration pursuant to Section 1145 of the United States Bankruptcy Code.


Item 27. Exhibits and Financial Statement Schedules.

Designation
of Exhibit           Description of Exhibit
------------         ----------------------


3.1        Amended and Restated Certificate of Incorporation of the Company. (5)

3.2 Certificate of Amendment of Certificate of Incorporation of the Company, regarding a 1-for-1.4 reverse stock split effected in August 1993. (5)

3.3 Certificate of Amendment of Certificate of Incorporation of the Company, regarding an increase in the Company's authorized capital in January 1994. (5)

3.4 Certificate of Amendment of Certificate of Incorporation of the Company, regarding a 1-for-10 reverse stock split effected in November 1996. (5)

3.5 Certificate of Amendment of Certificate of Incorporation of the Company, regarding the name change to "Millennium Sports Management, Inc." (5)

3.6        Second Amended By-Laws of the Company. (5)

4.1        Specimen Common Stock Certificate. (4)

4.2 Form of Warrant Agreement between the Company and Continental Stock Transfer & Trust Company ("Continental"), including form of Class A Warrant therein. (1)

4.3 Notification letter to Class A Warrantholders regarding the extension of the expiration date of the Class A Warrants, the adjustments arising by reason of the issuance of Class D Warrants, and a further voluntary reduction of the exercise price under the Class A Warrants.
           (4)





4.4 Notification letter to Class A Warrant holders regarding the further extension of the expiration date of the Class A Warrants. (6)

4.5 Form of Warrant Agreement between the Company and Continental, including form of Class D Warrant therein. (5)

4.6 Notification letter to Class D Warrant holders regarding the further extension of the expiration date of the Class D Warrants. (6)

5.1 Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel as to the legality of the securities being offered.

10.1       Stock Option Plan. (5)

10.2       $125,000 Loan Agreement between the Company and Barry Gordon. (5)

10.3       $125,000 Loan Agreement between the Company and Marc Klee. (5)

10.4       $100,000 Promissory Note from the Company to Robert A. Hilliard. (5)

10.5       $140,000 Promissory Note from the Company to Bruce Starr. (5)

10.6       $6,000 Promissory Note from the Company to John C. Ertmann. (5)

10.7       Amended Employment Agreement between the Company and Robert H.
           Stoffel, Jr.

10.8       First Amended Plan of Reorganization of the Company.  (2)

10.9 Creditors' Note, issued pursuant to the First Amended Plan of Reorganization. (3)

10.10 Employment Agreement dated October 28, 1996 between the Company and Barry M. Levine. (5)

10.11 Amendment to Employment Agreement between the Company and Robert A. Hilliard. (5)

10.12      1996 Stock Award Plan. (5)

10.13      Amendment No. 1 to 1996 Stock Award Plan. (7)

10.14      Stadium Lease Agreement between the Company and Ladies League
           Baseball. (8)

10.15 Amendment to Stadium Lease Agreement between the Company and Ladies League Baseball. (8)

11.        Computation re: Per Share Earnings. (9)

16.1       Letter on change in certifying accountant. (5)

23.1       Consent of Wiss & Company, LLP.

23.2 Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (included in Exhibit 5.1).

27         Financial Data Schedules. (5)

----------

(1) Incorporated by reference, filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form SB-2 filed on August 12, 1993.

(2) Incorporated by reference, filed as an exhibit to the Company's report on Form 10-KSB filed on April 28, 1995.

(3) Incorporated by reference, filed as an exhibit to Post-Effective Amendment No. 1 to the Company's Registration Statement (SEC File No. 33-79930) filed on July 14, 1995.

(4) Incorporated by reference, filed as an exhibit to pre-effective Amendment No. 1 to this Registration Statement, filed on December 16, 1996.

(5) Incorporated by reference, filed as an exhibit to the Company's report on Form 10-KSB filed on March 31, 1998.

(6) Incorporated by reference, filed as an exhibit to the Company's report on Form 8-K filed on April 29, 1998.

(7) Incorporated by reference, filed as an exhibit to Post-Effective Amendment No. 2 to this Registration Statement, filed on April 30, 1998.

(8) Incorporated by reference, filed as an exhibit to Post-Effective Amendment No. 3 to this Registration Statement, filed on August 27, 1998.

(9) Incorporated by reference, filed as an exhibit to Post-Effective Amendment No. 4 to this Registration Statement, filed on Octber 13, 1998.

Item 28. Undertakings.

     The undersigned Registrant hereby undertakes as follows:

     (a) To file, during any period in which the Registrant offers or sells securities, a post-effective amendment(s) to this registration statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (2) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (3) To include any additional or changed material information with respect to the plan of distribution;

     (b) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

     (c) For determining liability under the Securities Act, the Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 24, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Post-Effective Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in New York, New York on the 29th day of October, 1998, and hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2.

                                              MILLENNIUM SPORTS MANAGEMENT, INC.

                                              By: /s/ Barry M. Levine
                                                  ------------------------------
                                                  Barry M. Levine, President


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Signature                            Title                              Date
---------                            -----                              ----

/s/ Barry M. Levine                  President, Chief Executive         October 29, 1998
Barry M. Levine                      Officer, and Director

/s/ Robert H. Stoffel, Jr.           Vice President, Chief Financial    October 29, 1998
--------------------------           Officer, Chief Accounting
Robert H. Stoffel, Jr.               Officer, and Director

/s/ Barry J. Gordon                  Director                           October 29, 1998
--------------------------
Barry J. Gordon

/s/ Marc H. Klee                     Director                           October 29, 1998
--------------------------
Marc H. Klee

                         SKYLANDS PARK MANAGEMENT, INC.

                        POST-EFFECTIVE AMENDMENT NO. 5 TO
                       REGISTRATION STATEMENT ON FORM SB-2


                                INDEX OF EXHIBITS

Designation
of Exhibit           Description of Exhibit
----------           ----------------------


3.1        Amended and Restated Certificate of Incorporation of the Company. (5)

3.2 Certificate of Amendment of Certificate of Incorporation of the Company, regarding a 1-for-1.4 reverse stock split effected in August 1993. (5)

3.3 Certificate of Amendment of Certificate of Incorporation of the Company, regarding an increase in the Company's authorized capital in January 1994. (5)

3.4 Certificate of Amendment of Certificate of Incorporation of the Company, regarding a 1-for-10 reverse stock split effected in November 1996. (5)

3.5 Certificate of Amendment of Certificate of Incorporation of the Company, regarding the name change to "Millennium Sports Management, Inc." (5)

3.6        Second Amended By-Laws of the Company. (5)

4.1        Specimen Common Stock Certificate. (4)

4.2 Form of Warrant Agreement between the Company and Continental Stock Transfer & Trust Company ("Continental"), including form of Class A Warrant therein. (1)

4.3 Notification letter to Class A Warrantholders regarding the extension of the expiration date of the Class A Warrants, the adjustments arising by reason of the issuance of Class D Warrants, and a further voluntary reduction of the exercise price under the Class A Warrants.
           (4)

4.4 Notification letter to Class A Warrant holders regarding the further extension of the expiration date of the Class A Warrants. (6)

4.5 Form of Warrant Agreement between the Company and Continental, including form of Class D Warrant therein. (5)

4.6 Notification letter to Class D Warrant holders regarding the further extension of the expiration date of the Class D Warrants. (6)

5.1 Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel as to the legality of the securities being offered.

10.1       Stock Option Plan. (5)

10.2       $125,000 Loan Agreement between the Company and Barry Gordon. (5)

10.3       $125,000 Loan Agreement between the Company and Marc Klee. (5)

10.4       $100,000 Promissory Note from the Company to Robert A. Hilliard. (5)

10.5       $140,000 Promissory Note from the Company to Bruce Starr. (5)

10.6       $6,000 Promissory Note from the Company to John C. Ertmann. (5)

10.7       Amended Employment Agreement between the Company and Robert H.
           Stoffel, Jr.

10.8       First Amended Plan of Reorganization of the Company.  (2)

10.9 Creditors' Note, issued pursuant to the First Amended Plan of Reorganization. (3)

10.10 Employment Agreement dated October 28, 1996 between the Company and Barry M. Levine. (5)

10.11 Amendment to Employment Agreement between the Company and Robert A. Hilliard. (5)

10.12      1996 Stock Award Plan. (5)

10.13      Amendment No. 1 to 1996 Stock Award Plan. (7)

10.14      Stadium Lease Agreement between the Company and Ladies League
           Baseball. (8)

10.15 Amendment to Stadium Lease Agreement between the Company and Ladies League Baseball. (8)

11.        Computation re: Per Share Earnings (9)

16.1       Letter on change in certifying accountant. (5)

23.1       Consent of Wiss & Company, LLP.

23.2 Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (included in Exhibit 5.1).

27         Financial Data Schedules. (5)

----------

(1) Incorporated by reference, filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form SB-2 filed on August 12, 1993.

(2) Incorporated by reference, filed as an exhibit to the Company's report on Form 10-KSB filed on April 28, 1995.

(3) Incorporated by reference, filed as an exhibit to Post-Effective Amendment No. 1 to the Company's Registration Statement (SEC File No. 33-79930) filed on July 14, 1995.

(4) Incorporated by reference, filed as an exhibit to pre-effective Amendment No. 1 to this Registration Statement, filed on December 16, 1996.

(5) Incorporated by reference, filed as an exhibit to the Company's report on Form 10-KSB filed on March 31, 1998.

(6) Incorporated by reference, filed as an exhibit to the Company's report on Form 8-K filed on April 29, 1998.

(7) Incorporated by reference, filed as an exhibit to Post-Effective Amendment No. 2 to this Registration Statement, filed on April 30, 1998.

(8) Incorporated by reference, filed as an exhibit to Post-Effective Amendment No. 3 to this Registration Statement, filed on August 27, 1998.

(9) Incorporated by reference, filed as an exhibit to Post-Effective Amendment No. 4 to this Registration Statement, filed on October 13, 1998.